UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Steelcase Inc.

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NOTICE OF ANNUAL MEETING

The Board of Directors of Steelcase Inc. cordially invites all shareholders to attend the Company’s 2009 Annual Meeting of Shareholders as follows:

Date:	June 25, 2009
Time:	11:00 a.m. Eastern Daylight Time
Location:	Steelcase Global Headquarters 901 44th Street SE Grand Rapids, Michigan 49508

The Annual Meeting is being held to allow you to vote on any matter properly brought before the shareholders, including the following proposal for the election of directors nominated to a three-year term on the Board of Directors:

William P. Crawford
Elizabeth Valk Long
Robert C. Pew III
Cathy D. Ross

If you were a shareholder of record as of the close of business on April 27, 2009, you are eligible to vote. You may either vote at the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to attend. If you choose to vote by proxy:

•	Please carefully review the enclosed proxy statement and proxy card.

•	Select your preferred method of voting, including by telephone, Internet or signing and mailing the proxy card.

•	You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important, and you are urged to vote your shares as soon as possible.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Vice President,
Chief Legal Officer and Secretary

Grand Rapids, Michigan
May 13, 2009

Steelcase Inc., P.O. Box 1967, Grand Rapids, MI 49501-1967 USA www.steelcase.com

PROXY STATEMENT

QUESTIONS AND ANSWERS

What am I voting on?

You are being asked to vote on the election of nominees to serve on our Board of Directors and any other business properly coming before the 2009 Annual Meeting of Shareholders, which we refer to in this proxy statement as the “Meeting.”

How does the Board of Directors recommend I vote?

The Board of Directors recommends that you vote FOR each of the nominees for director listed on page 3.

Who is entitled to vote?

Shareholders of record of Class A Common Stock or Class B Common Stock at the close of business on April 27, 2009 (the “Record Date”) may vote at the Meeting.

How many shares were outstanding on the Record Date?

At the close of business on April 27, 2009, there were 77,755,649 shares of Class A Common Stock and 55,604,152 shares of Class B Common Stock outstanding.

How many votes do I have?

Each shareholder has one vote per share of Class A Common Stock and ten votes per share of Class B Common Stock owned of record at the close of business on April 27, 2009.

How do I vote?

If you are a registered shareholder (that is, you hold your Steelcase stock directly in your name), you may vote by telephone, Internet or mail or by attending the Meeting and voting in person.

To vote by telephone or Internet:  Please follow the instructions on the proxy card. The deadline for voting by telephone or Internet is 11:59 p.m. Eastern Daylight Time on June 24, 2009.

To vote by mail:  Please complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope. Only cards received and processed before 11:00 a.m. Eastern Daylight Time on June 25, 2009 will be voted.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your “broker”), you must vote your shares in the manner required by your broker.

Whether you vote by telephone, Internet or mail, you may specify whether your shares should be voted for all, some or none of the nominees for director.

If you do not specify a choice and you use the enclosed proxy card, your shares will be voted FOR the election of each of the nominees for director listed under Proposal Requiring Your Vote—Election of Directors.

If you do not specify a choice and you use a ballot card supplied by your broker, the rules of the New York Stock Exchange, or NYSE, provide that your broker can vote as they wish on the election of nominees for director. For more information on the NYSE rules about broker voting, please see “Voting” under Supplemental Information.

What should I do if I received more than one proxy card?

If you received more than one proxy card, it is likely that your shares are registered differently or are in more than one account. You should sign and return all proxy cards to ensure all of your shares are voted.

How will voting on any other business be conducted?

For any other matter that properly comes before the Meeting, your shares will be voted in the discretion of the proxy holders. As of April 27, 2009, we do not know of any other matter to be considered at the Meeting.

Can I revoke my proxy?

If you appoint a proxy, you may revoke it at any time before it is exercised by notifying the Company’s Secretary in writing, by delivering a later-dated proxy to the Company’s Secretary or by attending the Meeting and voting in person.

Who can attend the Meeting?

Shareholders of record of Class A Common Stock or Class B Common Stock may attend the Meeting.

Can I listen to the Meeting if I cannot attend?

You can listen to a live webcast of the Meeting on the Internet. Instructions for listening to the webcast will be available on the “Events & Presentations” page of the Investor Relations section of our website, located under “our company” at www.steelcase.com, approximately one week before the Meeting. An audio replay of the Meeting will be available on our website shortly after the conclusion of the Meeting and until September 25, 2009.

Why didn’t I receive printed copies of this proxy statement and the annual report?

To demonstrate our commitment to sustainability by reducing the amount of paper, ink and other resources consumed in printing and mailing our annual report and proxy statement, and to reduce the costs to our company, we follow a process for the distribution of our proxy materials called “notice and access.” Notice and access allows us to send you a brief written notice, called a “Notice of Internet Availability of Proxy Materials” which lists the address of a website where you can view, print or request printed copies of our proxy materials and an email address and toll-free telephone number that you can use to request printed copies of our proxy materials. If you wish to elect to receive printed copies of our proxy materials each year, you can make a permanent request.

What if I have the same address as another shareholder?

We send a single copy of our Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and postage costs. Any shareholder residing at the same address as another shareholder who wishes to receive a single document or separate documents should call 1-800-542-1061 or write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and we will deliver the requested documents promptly.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?

We must receive any shareholder proposals to be included in our proxy statement for the 2010 Annual Meeting of Shareholders by January 13, 2010. Shareholder proposals to be presented from the floor of the 2010 Annual Meeting must be received no earlier than March 27, 2010 and no later than April 16, 2010. All shareholder proposals must be sent in the manner and meet the requirements specified in our by-laws.

PROPOSAL REQUIRING YOUR VOTE—ELECTION OF DIRECTORS

Our Board of Directors currently has eleven members and is divided into three classes serving staggered three-year terms. There are four nominees for election this year. Each is currently a member of our Board and is nominated to serve as a Class II director for a term that will expire at the 2012 Annual Meeting. The Board of Directors recommends that you vote FOR each of the nominees.

Nominees for Election as Class II Directors for the Term Expiring in 2012:

William P. Crawford	Director since 1979

Mr. Crawford held various positions at Steelcase from 1965 until his retirement in 2000, including President and Chief Executive Officer of the Steelcase Design Partnership. Mr. Crawford is also a director of Fifth Third Bank—a Michigan banking corporation. Age 66.

Elizabeth Valk Long	Director since 2001

Ms. Long held various management positions, including Executive Vice President, at Time Inc., a magazine publisher, until her retirement in 2001. Ms. Long also serves on the Board of Directors of Belk, Inc. and The J.M. Smucker Company. Age 59.

Robert C. Pew III	Director since 1987

Mr. Pew III has been a private investor since 2004. From 1974 to 1984 and from 1988 to 1994, Mr. Pew III held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. Mr. Pew III has served as Chair of our Board of Directors since June 2003. Age 58.

Cathy D. Ross	Director since 2006

Ms. Ross has been Senior Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, since 2004. Age 51.

Class III Directors Continuing in Office for the Term Expiring in 2010:

James P. Hackett	Director since 1994

Mr. Hackett has been President and Chief Executive Officer of Steelcase since 1994. Mr. Hackett also serves as a member of the Board of Trustees of The Northwestern Mutual Life Insurance Company and the Board of Directors of Fifth Third Bancorp. Age 54.

David W. Joos	Director since 2001

Mr. Joos has been President and Chief Executive Officer of CMS Energy Corporation, an energy company, and Chief Executive Officer of its primary electric utility, Consumers Energy Company, since 2004. Mr. Joos serves on the Board of Directors of CMS Energy Corporation and Consumers Energy Company. Age 56.

P. Craig Welch, Jr.	Director since 1979

Mr. Welch, Jr. has been Manager and a member of Honzo Fund LLC, an investment/venture capital firm, since 1999. From 1967 to 1987, Mr. Welch, Jr. held various positions at Steelcase, including Director of Information Services and Director of Production Inventory Control. Age 64.

Class I Directors Continuing in Office for the Term Expiring in 2011:

Earl D. Holton	Director since 1998

Mr. Holton held various management positions at Meijer, Inc., a Grand Rapids, Michigan-based operator of retail food and general merchandise stores, including Vice Chairman from 1999, until his retirement in 2004. Age 75.

Michael J. Jandernoa	Director since 2002

Mr. Jandernoa has been a general partner of Bridge Street Capital Fund I, L.P., a Grand Rapids, Michigan venture capital fund, since 2004. Mr. Jandernoa is also a director of Perrigo Company and Fifth Third Bank—a Michigan banking corporation. Age 59.

Peter M. Wege II	Director since 1979

Mr. Wege II has been Chairman of the Board of Directors of Contract Pharmaceuticals Ltd., a manufacturer and distributor of prescription and over-the-counter pharmaceuticals, since 2000. From 1981 to 1989, he held various positions at Steelcase, including President of Steelcase Canada Ltd. Age 60.

Kate Pew Wolters	Director since 2001

Ms. Wolters has been engaged in philanthropic activities since 1996. She is currently President of the Kate and Richard Wolters Foundation and is a community volunteer and advisor. She also serves as Chair of the Board of Trustees of the Steelcase Foundation. Age 51.

Related Directors

Robert C. Pew III and Kate Pew Wolters are brother and sister and are first cousins to William P. Crawford and P. Craig Welch, Jr., and Mr. Crawford and Mr. Welch, Jr. are first cousins to each other.

Chairman Emeritus

Our Board has designated our former director Robert C. Pew II as Chairman Emeritus. As Chairman Emeritus, Mr. Pew II receives Board meeting materials and is invited to attend Board and committee meetings, but he does not have any right to vote as a director and does not receive any retainer or other meeting fees.

RELATED PERSON TRANSACTIONS

Fiscal Year 2009 Transactions

The following transactions occurred during fiscal year 2009 between our company and our directors, executive officers or owners of more than 5% of our voting securities:

•	We purchased approximately $1.3 million in products and/or services from A&K Finishing, Inc. during fiscal year 2009. Robert W. Corl is a greater than 10% owner of A&K Finishing, Inc. and is a brother-in-law of P. Craig Welch, Jr., one of our directors and a beneficial owner of more than 5% of our Class A Common Stock and Class B Common Stock.

•	We paid approximately $415,000 in fees to Fifth Third Bancorp and its subsidiaries (“Fifth Third”) for cash management services, standby letters of credit, loan commitments under our global bank facility and investment management services related to corporate and retirement plan investments. Fifth Third is a record holder of more than 5% of our Class A Common Stock and Class B Common Stock. In addition, our President and Chief Executive Officer, James P. Hackett, is a director of Fifth Third Bancorp, and directors William P. Crawford and Michael J. Jandernoa are directors of Fifth Third Bank—a Michigan banking corporation, but none of Messrs. Hackett, Crawford or Jandernoa is considered to have a direct or indirect material interest in our transactions with Fifth Third.

•	We sold products and related services for approximately $2.5 million to Fifth Third. The sales were made in the ordinary course of business at prevailing prices not more favorable to Fifth Third than those available to other customers for similar purchases.

•	We employed Jennifer C. Niemann as a vice president of Steelcase Inc., a non-executive officer position, and paid her related compensation. For fiscal year 2009, Ms. Niemann earned $328,560 in total compensation, which included her base salary, annual and long-term awards under our Management Incentive Plan, earnings on prior years’ Management Incentive Plan awards, the amount we recognized as expense for financial statement reporting purposes for stock awards, restricted stock dividends, restricted stock unit dividend equivalents, company contributions under our Retirement Plan and Restoration Retirement Plan, life insurance premiums paid by us and a Christmas gift. She also received benefits available to our other North American employees in comparable positions. Ms. Niemann is the daughter of William P. Crawford, one of our directors and a beneficial owner of more than 5% of our Class A Common Stock and Class B Common Stock.

Related Person Transactions Policy

We have a written Related Person Transactions Policy under which the Nominating and Corporate Governance Committee is responsible for reviewing and approving transactions with us in which certain “related persons,” as defined in the policy, have a direct or indirect material interest. Related persons include our directors and executive officers, members of their immediate family and persons who beneficially own more than 5% of our stock. A copy of our Related Person Transactions Policy is posted in the Corporate Governance section of our website, located at www.steelcase.com, and found under “our company,” “investor relations.”

Under the policy, our Chief Legal Officer determines whether any identified potential related person transaction requires review and approval by the Committee, in which case the transaction is referred to the Committee for approval, ratification or other action. If management becomes aware of an existing related person transaction which has not been approved by the Committee, the transaction is referred to the Committee for appropriate action. In those instances where it is not practicable or desirable to wait until the next Committee meeting to consider the transaction, the Committee has delegated authority to the Chair of the Committee to consider the transaction in accordance with the policy.

The Committee is authorized to approve those related person transactions which are in, or are not inconsistent with, the best interests of our company and our shareholders. Certain categories of transactions have been identified as permissible without approval by the Committee, as the transactions involve no meaningful potential to cause disadvantage to us or to give advantage to the related person. These categories of permissible transactions include, for example, the sale or purchase of products or services at prevailing prices in the ordinary course of business if (1) the amount involved did not exceed 5% of our gross revenues or the gross revenues of the related person, (2) our sale or purchase decision was not influenced by the related person while acting in any capacity for us, and (3) the transaction did not result in a commission, enhancement or bonus or other direct benefit to an individual related person.

In considering any transaction, the Committee considers all relevant factors, including, as applicable:

•	the benefits to us,

•	the impact on a director’s independence,

•	the availability of other sources for comparable products or services,

•	the terms of the transaction and

•	the terms available to unrelated third parties, or to employees generally, for comparable transactions.

The Committee reviewed each of the transactions described above under “Fiscal Year 2009 Transactions,” and following such review, the Committee approved the purchase of products or services from A&K Finishing, Inc., the employment of Ms. Niemann and the payment of related compensation to her. Approval of the transactions with Fifth Third was not required pursuant to our Related Person Transactions Policy, because Fifth Third is an institutional shareholder holding Steelcase stock with no apparent purpose or effect of changing or influencing control of our company. In each case, the director related to the person or entity involved in the transaction did not participate in the review and approval of the transaction by the Committee or the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and those who beneficially own more than 10% of our Class A Common Stock to file reports of initial ownership and changes in their beneficial ownership of shares of Class A Common Stock with the Securities and Exchange Commission, or SEC. Based on our review of the reports filed with the SEC, and written representations that no reports were required, we believe that during fiscal year 2009, all Section 16(a) reports were filed on a timely basis, except one Form 4, reporting one transaction, was filed late by Mark T. Mossing.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that William P. Crawford, Earl D. Holton, Michael J. Jandernoa, David W. Joos, Elizabeth Valk Long, Robert C. Pew III, Cathy D. Ross, Peter M. Wege II, P. Craig Welch, Jr. and Kate Pew Wolters are independent. James P. Hackett is not considered independent because of his executive management position. All of the members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent.

The independence of our directors is assessed using the listing standards of the NYSE, and our Board adopted categorical standards to guide the determination of each director’s independence. Under these standards, none of the following is considered a material relationship impairing a director’s independence:

•	the director is currently employed in any capacity by, or is an equity owner in, another company that has done or does business with us, provided that:

—	the amount of business with us is less than the greater of $1 million or 1% of the other company’s annual gross revenue, or

—	the director’s ownership interest does not exceed 5% of the total equity interests in the other company;

•	the director is currently serving solely as a director, advisory director, consultant or in a similar non-employee position with another company that has done or does business with us, regardless of the amount;

•	the director is currently employed as an executive officer of a charitable institution that has received contributions from us or the Steelcase Foundation, provided that the amount of the contributions in any of the last three years is less than the greater of $1 million or 2% of the charitable institution’s annual gross revenue;

•	the director is currently serving solely as a director, trustee, volunteer, committee member or in a similar position (and not as an executive officer) of a charitable institution that has received contributions in any amount from us or the Steelcase Foundation during any of the past three years;

•	we have employed a member of the director’s immediate family within the last three years, provided that such employment was not as a board-elected officer;

•	the director, as part of his or her service on our Board of Directors also serves as a trustee of the Steelcase Foundation and/or a director of a subsidiary or affiliate; or

•	we previously employed the director in any capacity, provided that the director’s employment ceased more than five years ago.

As used in the above categorical standards, “business with us” includes us selling products or services to the other company, either directly or through our dealers, and us buying products or services from the other company during the last three years. Unless the context otherwise requires, “director” includes the director and his or her immediate family members as defined in the NYSE listing standards. A copy of these categorical standards for director independence is also available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “our company,” “investor relations.”

On an annual basis, the Nominating and Corporate Governance Committee assesses the independence of our directors by reviewing and considering all relevant facts and circumstances and presents its findings and recommendations to our Board of Directors. For fiscal year 2009, the following relationships were considered by the Committee in assessing the independence of our directors:

Director	Relationships Considered
William P. Crawford	Mr. Crawford’s daughter is employed by Steelcase. She is not a board-elected officer.

Earl D. Holton	Mr. Holton is an owner of a company from which we purchased services. The purchases were made in the ordinary course of business, and the amount of business involved was less than $1 million.

Director	Relationships Considered
David W. Joos	Mr. Joos is the President and Chief Executive Officer and Director of two companies which purchased products from us or our dealers or from which we purchased services. In each case, the amount involved was less than 1% of the other company’s annual gross revenues, and the transactions were made in the ordinary course of business. We do not believe Mr. Joos has a material interest in the products purchased from us or our dealers, and the services we purchased involved the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority.

Cathy D. Ross	Ms. Ross is the Chief Financial Officer of a company which purchased products from us or our dealers and from which we purchased services. In each case, the amount involved was less than 1% of the other company’s annual gross revenues, and the transactions were made in the ordinary course of business. We do not believe Ms. Ross has a material interest in these transactions.

P. Craig Welch, Jr.	Mr. Welch, Jr.’s son is an executive officer and equity owner of a company from which we purchased products and/or services. The amount involved was less than $1 million, and the transactions were made in the ordinary course of business.

Mr. Welch, Jr.’s brother-in-law is an equity owner of a company from which we purchased products and/or services. The amount involved was more than $1 million, and the transactions were made in the ordinary course of business.

In addition, the Committee considered that:

•	directors Crawford, Holton, Jandernoa, Joos, Long, Pew III and Wolters or members of their immediate family serve on the boards of charitable organizations which received contributions from us or the Steelcase Foundation;

•	directors Crawford and Jandernoa serve on the boards of directors of companies which purchased products from us or our dealers and/or from which we purchased products and/or services in the ordinary course of business; and

•	members of the immediate family of directors Holton, Jandernoa, Joos, Long and Ross are employees of companies which purchased products from us or our dealers and/or from which we purchased services in the ordinary course of business, in each case involving less than the greater of $1 million or 1% of the other company’s annual gross revenues.

The Committee determined that, with the exception of the relationship between us and Mr. Welch, Jr.’s brother-in-law, each of the relationships it considered fell within the categorical standards adopted by the Board and, as a result, the relationships were not material. Following a review of the relevant facts and circumstances relating to the transaction involving Mr. Welch, Jr.’s brother-in-law and assessing the materiality of the relationship from the standpoint of Mr. Welch, Jr. and of his brother-in-law, the Committee determined that the relationship was not material.

The Steelcase Foundation

The Steelcase Foundation is included in the categorical standards for director independence described above. The Foundation was established in 1951 by our founders to give back to the communities that have been instrumental to our operations and growth by making grants to non-profit organizations, projects and programs in those communities. From time to time, we donate a portion of our earnings to the Foundation, as determined by our Board of Directors. The following of our directors also serve as Foundation trustees: James P. Hackett, Earl D. Holton, Robert C. Pew III and Kate Pew Wolters, who serves as Chair of the Board of Trustees of the Foundation. The other trustees of the Foundation are Mary Anne Hunting, Mary Goodwillie Nelson (sister of director Peter M. Wege II) and James C. Welch (brother of director P. Craig Welch, Jr.).

BOARD MEETINGS

Our Board of Directors met five times during fiscal year 2009. Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year. Our Board’s policy is that each director is expected to attend our annual meeting of shareholders, and each of our directors attended our 2008 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

Four standing committees assist our Board of Directors in fulfilling its responsibilities: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation Committee and the Executive Committee. The Executive Committee, which was established to exercise the powers of the Board of Directors when necessary between regular Board meetings, did not meet during fiscal year 2009. Each committee has the power to conduct or authorize investigations or studies of matters within the scope of its responsibilities and may, at our expense, retain independent counsel or other consultants or advisors as deemed necessary. Each committee also has the sole authority to retain or terminate its consultants and approve the payment of fees.

Committee Membership and Meetings

The table below indicates the current membership of each of the Board of Directors’ committees and the number of times the committees met during fiscal year 2009. All of the members of these committees are independent.

	Meetings in
Committee	FY09	Current Members
Nominating and Corporate Governance	2	Kate Pew Wolters (Chair) William P. Crawford Elizabeth Valk Long P. Craig Welch, Jr.

Audit	7	Cathy D. Ross (Chair) Michael J. Jandernoa Robert C. Pew III Peter M. Wege II

Compensation	8	David W. Joos (Chair) Earl D. Holton Elizabeth Valk Long Cathy D. Ross P. Craig Welch, Jr.

Committee Charters

Each of these committees operates under a written charter adopted by the Board of Directors that is reviewed and assessed at least annually. The current charters of our Nominating and Corporate Governance, Audit and Compensation Committees, and our Corporate Governance Principles are available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “our company,” “investor relations.” The principal responsibilities of each committee are listed below.

Nominating and Corporate Governance Committee

Responsibilities

The principal responsibilities of the Nominating and Corporate Governance Committee are:

•	establishing procedures for identifying and evaluating potential director nominees and recommending nominees for election to our Board of Directors;

•	reviewing the suitability for continued service of directors when their terms are expiring or a significant change in responsibility occurs, including a change in employment;

•	reviewing annually the composition of our Board of Directors to ensure it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity;

•	making recommendations to our Board regarding its size, the frequency and structure of its meetings and other aspects of the governance procedures of our Board of Directors;

•	making recommendations to our Board regarding the functioning and composition of Board committees;

•	reviewing our Corporate Governance Principles at least annually and recommending appropriate changes to our Board of Directors;

•	overseeing the annual self-evaluation of our Board of Directors and annual evaluation of our Chief Executive Officer, or CEO;

•	reviewing director compensation and recommending appropriate changes to our Board of Directors;

•	administering our Related Person Transactions Policy and the Board’s policy on disclosing and managing conflicts of interest;

•	reviewing and approving any related person transactions under our Related Person Transactions Policy; and

•	considering any waiver request under our Code of Ethics and Code of Business Conduct.

Qualifications for Nominees

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Our Board is committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. Directors are expected to be curious and demanding independent thinkers who possess appropriate business judgment and are committed to representing the long-term interests of shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board’s ability to direct our business. They must also be willing and able to spend the time and effort necessary to effectively perform their responsibilities. Directors must be prepared to resign from our Board in the event that they have a significant change in responsibilities, including a change in employment, as required by our Corporate Governance Principles.

Consideration of Candidates for Director

The Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected Board vacancies. After identifying a potential candidate, the Committee collects and reviews publicly-available information to assess whether they should be considered further. If the candidate warrants further consideration, the Chair or another member of the Committee will initiate a contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews their qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others who have personal knowledge of the candidate’s accomplishments.

The Committee will also consider candidates recommended by shareholders for nomination by the Board, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to the Company’s Secretary in writing and include the following information:

•	the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and

•	the candidate’s name, resume or a listing of qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board.

Shareholders may also make their own nominations for director by following the process specified in our by-laws.

Audit Committee

Responsibilities

The principal responsibilities of the Audit Committee are:

•	appointing the independent auditor and reviewing and approving its services and fees in advance;

•	reviewing the performance of our independent auditor and, if circumstances warrant, making decisions regarding its replacement or termination;

•	evaluating the independence of the independent auditor;

•	reviewing and concurring with the appointment, replacement, reassignment or dismissal of the head of our internal audit group, reviewing his annual performance evaluation and reviewing the group’s budget and staffing;

•	reviewing the scope of the internal and independent annual audit plans and monitoring progress and results;

•	reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures;

•	reviewing our financial reporting, including the results of the annual audit and interim financial statements, as well as the type of information included in our earnings press releases;

•	reviewing the process by which we monitor, assess and manage our exposure to risk; and

•	reviewing compliance with our Global Business Standards, as well as legal and regulatory compliance.

Audit Committee Financial Experts

The Board of Directors has designated Michael J. Jandernoa and Cathy D. Ross as “audit committee financial experts,” as defined by the SEC’s rules and regulations, based on their respective financial and accounting education and experience. Mr. Jandernoa and Ms. Ross are independent, as independence of audit committee members is defined by the listing standards of the NYSE.

Compensation Committee

Responsibilities

The principal responsibilities of the Compensation Committee are:

•	establishing our compensation philosophy;

•	reviewing and approving the compensation of our executive officers, and submitting the compensation of our CEO to the Board of Directors for ratification;

•	reviewing executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy;

•	making awards and taking other actions under our incentive compensation and equity-based compensation plans; and

•	reviewing the Compensation Discussion and Analysis and other executive compensation disclosures contained in our annual proxy statements.

Authority of the Compensation Committee

Pursuant to its charter, the Compensation Committee is authorized by our Board of Directors to oversee our compensation and employee benefit practices and plans generally, including our executive compensation, incentive compensation and equity-based plans. The Committee may delegate its authority to subcommittees, provided that any such subcommittee must consist of at least two members, and the Committee may also delegate appropriate responsibilities associated with our benefit and compensation plans to members of management. The Compensation Committee must submit any changes to our CEO’s compensation to our Board of Directors for ratification.

Delegation of Authority

The Compensation Committee has delegated to our CEO the authority to grant stock options, restricted stock and restricted stock units to employees. Under this delegated authority, our CEO cannot grant options to acquire more than 5,000 shares, more than 2,000 shares of restricted stock or more than 2,000 restricted stock units in any year to any one individual, and he cannot grant, in the aggregate, options to acquire more than 100,000 shares, more than 40,000 shares of restricted stock and more than 40,000 restricted stock units in any year. Also, our CEO cannot grant any stock options, restricted stock or restricted stock units to any executive officer. The Compensation Committee also has delegated authority to our CEO to designate those employees who will participate in our Management Incentive Plan; however, the Committee is required to approve participation in such plan by any executive officer or anyone else who directly reports to our CEO.

The Committee also has delegated certain responsibilities with regard to our Retirement Plan to an investment committee consisting of directors and members of management and to an administrative committee consisting of members of management.

Role of Executive Officers in Determining or Recommending Compensation

Our CEO develops and submits to the Compensation Committee his recommendation for the compensation of each of the named executive officers, other than himself, in connection with annual merit reviews of their performance. The Compensation Committee reviews and discusses the recommendations made by our CEO, approves the compensation for each named executive officer for the coming year and submits the compensation for our CEO to the Board of Directors for ratification. In addition, our Chief Financial Officer and other members of our finance staff assist the Committee with establishing performance target levels for performance-based compensation, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which requires the Committee’s approval. See Compensation Discussion and Analysis for more discussion regarding the role of executive officers in determining or recommending the amount or form of executive compensation.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the sole authority to retain or terminate an independent compensation consultant of its choosing to assist the Committee in carrying out its responsibilities. During fiscal year 2009, the Committee engaged Pearl Meyer & Partners, or Pearl Meyer, to advise the Committee on various matters related to the compensation of the named executive officers. See Compensation Discussion and Analysis for more detail regarding the nature and scope of Pearl Meyer’s assignment and the material elements of the instructions or directions given to them with respect to the performance of their duties. The Committee also engaged Towers Perrin to provide the Committee with a study of the competitiveness of our executive compensation relative to market data. Both Pearl Meyer and Towers Perrin were engaged directly by the Compensation Committee and do not perform any other consulting services for our company, but we purchase compensation survey data from Towers Perrin from time to time.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of our company during the fiscal year or was formerly an officer of our company, and none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board of Directors or our Compensation Committee. See Related Person Transactions for a discussion of a transaction between our company and a relative of director P. Craig Welch, Jr., who serves on our Compensation Committee.

OTHER CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

Our Board of Directors is committed to monitoring the effectiveness of policy and decision making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations. Our Board adopted a set of Corporate Governance Principles, a copy of which can be found in the Corporate Governance section of our website at www.steelcase.com under “our company,” “investor relations.”

Executive Sessions of Non-Management Directors

The only member of our Board who is also a member of management is James P. Hackett, our President and CEO. Our Board meets quarterly in executive session without Mr. Hackett present. During these sessions, Robert C. Pew III, as Chair of the Board, presides. Our Corporate Governance Principles provide that if the Chair of the Board is a member of management, the outside directors will designate a member to preside at executive sessions.

You may contact the Chair of the Board (or the lead non-management director, if one is subsequently appointed) by sending a certified letter to:

Chair of the Board/Lead Non-Management Director
c/o Steelcase Inc.
P.O. Box 1967
Grand Rapids, MI 49501-1967

Shareholder Communications

Our Board has adopted a process for interested parties to send communications to the Board. To contact the Board, any of its committees or any of our directors, please send a certified letter addressed to:

Board of Directors
c/o Lizbeth S. O’Shaughnessy, Secretary
Steelcase Inc.
P.O. Box 1967
Grand Rapids, MI 49501-1967

All such letters will be opened by the Company’s Secretary. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any committee or group of directors, the Secretary will make sufficient copies of the contents and send them to each director who is a member of the committee or group to which the envelope is addressed.

Code of Ethics and Code of Business Conduct

Our Board adopted a Code of Ethics applicable to our chief executive and senior financial officers, as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes is available in the Corporate Governance section of our website, located at www.steelcase.com, and found under “our company,” “investor relations.” If any amendment to, or waiver from, a provision of our Code of Ethics is made for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will also post such information in the Corporate Governance section of our website.

Materials Available upon Request

We will provide a printed copy of any of the following materials (each of which is also available on our website at www.steelcase.com) to you upon request and without charge:

•	Code of Ethics,

•	Code of Business Conduct,

•	Corporate Governance Principles,

•	Audit Committee Charter,

•	Compensation Committee Charter and

•	Nominating and Corporate Governance Committee Charter.

Please send any such requests to us by email at ir@steelcase.com or by mail at:

Steelcase Inc.
Investor Relations, GH-3C
P.O. Box 1967
Grand Rapids, MI 49501-1967

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. BDO Seidman, LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 27, 2009 (the “independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:

•	the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and

•	the effectiveness of the Company’s internal control over financial reporting.

Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.

In this context, we discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance (which superseded Statement on Auditing Standards No. 61, Communication With Audit Committee, as amended). In addition, we received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence and reviewed, evaluated and discussed the written report and letter with that firm and its independence with respect to the Company.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

Cathy D. Ross (Chair)
Michael J. Jandernoa
Robert C. Pew III
Peter M. Wege II

FEES PAID TO PRINCIPAL INDEPENDENT AUDITOR

BDO Seidman, LLP’s fees for fiscal year 2009 (estimated) and fiscal year 2008 (actual) for work performed for us are as follows:

	Fiscal Year	Fiscal Year
Type of Fees	2009	2008
Audit Fees (1)	$1,612,000	$1,792,000
Audit-Related Fees (2)	181,000	206,000
Tax Fees (3)	153,000	213,000
All Other Fees	—	—

Total	$1,946,000	$2,211,000

(1)	Audit fees consisted of fees related to the annual audit of our consolidated financial statements, the annual audit of our internal control over financial reporting, reviews of the financial statements included in quarterly reports on Form 10-Q, other services related to SEC reporting matters and audits of separate financial statements of subsidiaries and other consolidated entities.

(2)	Audit-related fees consisted of employee benefit plan audits and related services.

(3)	Tax fees consisted of assistance with tax compliance, preparation of certain subsidiary tax returns, tax consultation, planning and implementation services and assistance in connection with tax audits.

Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of BDO Seidman, LLP’s independence.

In addition, our Audit Committee has a policy under which it approves in advance recurring audit, audit-related and tax services rendered by the principal independent auditor, subject to specific fee limits. If circumstances require hiring the independent auditor for services not previously pre-approved or that would exceed the fee limits previously set, the Audit Committee must pre-approve the new services or fee limits. The Audit Committee Chair may approve specified services between regularly scheduled meetings of the Audit Committee, subject to review by the full Audit Committee at its next scheduled meeting. The fiscal year 2009 services and fees reflected in the above table were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis which follows this report. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and distribution to the Company’s shareholders.

Compensation Committee

David W. Joos (Chair)
Earl D. Holton
Elizabeth Valk Long
Cathy D. Ross
P. Craig Welch, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section discusses our policies and practices relating to executive compensation and presents a review and analysis of the compensation earned in fiscal year 2009 by our CEO, our Chief Financial Officer and our three other most-highly compensated executive officers, to whom we refer collectively as the “named executive officers.” The amounts of compensation earned by these executives during fiscal years 2009 and 2008 are detailed in the Summary Compensation Table in Executive Compensation, Retirement Programs and Other Arrangements and the other tables which follow it. This section also discusses changes to the compensation programs for the named executive officers which have been made for fiscal year 2010. The purpose of this section is to provide you with more information about the types of compensation earned by the named executive officers and the philosophy and objectives of our executive compensation programs and practices.

Philosophy and Objectives

Our philosophy for the compensation of all of our employees, including the named executive officers, is to value the contribution of our employees and share profits through broad-based incentive arrangements designed to reward performance and motivate collective achievement of strategic objectives that will contribute to our company’s success.

The primary objectives of the compensation programs for our named executive officers are to:

•	attract and retain highly-qualified executives,

•	motivate our executives to achieve our business objectives,

•	reward our executives appropriately for their individual and collective contributions,

•	align our executives’ interests with the long-term interests of our shareholders and

•	ensure that executive compensation is reasonable when compared to compensation at similar companies.

Annual Review

The compensation of our named executive officers is reviewed and approved on an annual basis, and none of the named executive officers has an employment agreement with us.

For fiscal year 2009, the Committee engaged Towers Perrin to provide the Committee with a study of the competitiveness of our executive compensation relative to market data. The Towers Perrin study compares our executive compensation to that of a comparison group of companies. The Committee established the criteria for the composition of the comparison group, and then Towers Perrin presented a proposed comparison group to the Committee for its review and approval. The criteria established by the Committee were:

•	furniture companies, including office furniture and residential furniture companies,

•	other global manufacturing companies and

•	other companies which (a) are based within the same region as our company and (b) operate globally.

The comparison group approved by the Committee for fiscal year 2009 consisted of the following companies:

American Axle & Manufacturing, Inc.	Flowserve Corp.	Navistar International Corporation
ArvinMeritor, Inc.	Harsco Corporation	Parker-Hannifin Corporation
Avery Dennison Corporation	Herman Miller, Inc.	Pitney Bowes Inc.
Ball Corporation	HNI Corporation	Rockwell Automation, Inc.
The Black & Decker Corporation	Kennametal Inc.	The Timken Company
Cooper Tire & Rubber Company	La-Z-Boy Inc.	The Toro Company
Donaldson Company, Inc.	Leggett & Platt Inc.

As of December 2006 (the timing of the comparison data), annual revenues for the comparison group ranged from $1.6 billion to $10.7 billion, with a median of $4.2 billion, and market capitalization of the group ranged from $610 million to $10.4 billion, with a median of $2.8 billion.

The comparison study showed base salaries of the comparison group at the 25th percentile, median and 75th percentile levels and the median levels of target annual incentive compensation, target total cash compensation, annualized expected value of long-term incentive compensation and target total direct compensation. Using the median salary levels shown in the comparison study, management prepared salary ranges for the named executive officers in a manner consistent to the preparation of salary ranges for the Company’s salaried employees generally and presented these ranges to the Committee as part of their review.

The Committee did not specifically target each element of compensation of the named executive officers against the comparison group. Instead, the Committee reviewed the comparison data to assess whether or not the compensation of the named executive officers was within a competitive range, and in making its assessment, the Committee considered (a) any difference between the role and responsibilities of each officer compared to those of his peer in the comparison group, (b) the specific contributions the officer has made to the successful achievement of our company goals and (c) the relative experience level of the officer and his tenure with our company.

The Committee also reviewed pay illustrations prepared by management for each of the named executive officers which modeled the officer’s compensation for the following five years using assumed base salary changes and future incentive compensation and equity awards and showing the estimated amounts that would be received by the executive under several different business scenarios. These scenarios were based on different levels of business and stock price performance, and the pay illustrations depicted the amounts that would be earned and reported under the SEC’s executive compensation disclosure rules and regulations.

Elements of Executive Compensation

Base Salary

As described above, the base salary of each of our named executive officers is reviewed by the Compensation Committee as part of its overall review of executive compensation, and our Board of Directors ratifies any changes to our CEO’s base salary. As a general rule, base salaries for the named executive officers are set at a level which will allow us to attract and retain highly-qualified executives. In addition to the annual reviews, the base salary of a particular executive may be adjusted during the course of a fiscal year, for example, in connection with a promotion or other material change in the executive’s role or responsibilities. During fiscal year 2009, each of the named executive officers other than Frank H. Merlotti, Jr. received merit increases to their base salaries.

In January 2009, the Compensation Committee approved management-recommended decreases in the annual base salary of our CEO (which was ratified by our Board of Directors) and each of the other named executive officers for fiscal year 2010. Our CEO’s salary was reduced by 12% and the salary of the other named executive officers was reduced by 10%. These reductions were implemented in connection with salary reductions for our salaried workforce in North America generally as part of cost reduction efforts made to respond to global economic challenges, and the reductions are expected to remain in effect for approximately one year or until economic conditions improve.

Management Incentive Plan Awards

Philosophy and Description of the Plan

Each of the named executive officers is a participant in our Management Incentive Plan, or MIP, which can represent a significant portion of the officer’s total compensation earned and reported each year. The MIP, which we originally implemented in fiscal year 1995, provides for short-term and long-term awards which are earned each year based on the achievement of certain economic value added, or EVA, results for the fiscal year. EVA is a profit measure that takes into account the cost of capital and is calculated by taking our net income, deducting a capital charge representing the economic cost of an expected return on average shareholders’ equity (or net assets) of the Company (set by the Compensation Committee at 12% for fiscal year 2009), and then adjusting for excess cash and related interest income, the impact of recent acquisitions and the deferral of a portion of restructuring or other charges to the extent approved by the Committee.

We use EVA as the performance measure for the MIP because we believe it is an effective measure of the performance of our business, it reinforces the efficient use of capital and it fits appropriately with our compensation philosophy of sharing profits with our employees. In addition to the named executive officers, over 300 management employees participate in the MIP and a majority of our other employees in North America, both salaried and hourly, also receive annual incentive compensation based on EVA results under our EVA Bonus Plan. We also use EVA as a measurement tool in other areas of our business, such as evaluating business acquisitions, ventures, product development and other capital expenditures.

The amounts of the short-term and long-term awards that are payable to the named executive officers upon achievement of the EVA targets are established as specific percentages of the officer’s base salary. The target award percentages are reviewed and approved by the Compensation Committee (and submitted to the Board of Directors for ratification in the case of our CEO) each year as part of its review of the officers’ total compensation. Their target award percentages as of the end of fiscal year 2009 were as follows:

		Other Named
Targets	CEO	Executive Officers
Short-term	70%	55% to 65%
Long-term	115%	90% to 100%

The short-term awards are paid in cash shortly after the end of each fiscal year. For the long-term awards, 50% of the award is issued in the form of restricted stock units that will be issued as shares of our Class A Common Stock in equal thirds shortly after the end of each of the following three fiscal years and receive dividend equivalent payments during the vesting period, and 50% of the awards are paid in cash in equal thirds shortly after the end of each of the following three fiscal years. We maintain the long-term cash amounts in unfunded accounts which are subject to forfeiture upon termination of employment for any reason other than death, total disability or retirement, except in the circumstances described below under “Severance and Change in Control Benefits.” We credit the long-term MIP account balances each year for interest at a rate which approximates our three-year incremental borrowing rate.

The MIP limits the amount that can be earned by any participant in any year to $3 million for short-term awards and $4 million for long-term awards. The Compensation Committee has also limited the maximum percentage of the target award that can be earned to 200% and has provided that no awards can be earned in a particular fiscal year to the extent that the awards would result in our company recording a net loss for that fiscal year unless the Committee determines otherwise.

Fiscal Year 2009 Awards

For fiscal year 2009, the Committee established two performance targets for the MIP; one based on the absolute level of EVA achieved and the other based on the improvement (or growth) in EVA for the year. The absolute EVA target was set at $0, equating to a 12% return on average shareholders’ equity. The EVA growth target, which was intended to drive EVA performance upward each year, was based on the average of (a) the actual EVA for the prior year and (b) the EVA growth target for the prior year and adjusted for the impact of recent acquisitions and an improvement factor equal to 1% of our net assets to the extent that the resulting growth target would be less than or equal to 15% of our net assets. The MIP awards earned were based 50% on actual EVA compared to the absolute EVA target and 50% on actual EVA compared to the EVA growth target. The levels of EVA that would have resulted in threshold (equal to 0% of the target awards), target or maximum (equal to 200% of the target awards) MIP awards for fiscal year 2009 were as follows:

EVA Target	Threshold	Target	Maximum
Absolute	$(120.0) million	$0.0 million	$120.0 million
Growth	$(59.2) million	$0.8 million	$60.8 million

Our financial results for fiscal year 2009 included non-cash impairment charges of $44.5 million after taxes related to goodwill and intangible assets recorded in the fourth quarter due to a substantial decline in the market price of our Class A common stock. On management’s recommendation, the Committee approved amortizing the impact of these charges over a five-year period beginning with fiscal year 2009 for the purposes of calculating EVA results under the MIP as well as under our EVA Bonus Plan, for the following reasons:

•	management and the Committee believed that the impairment charges were not reflective of the performance of the Company for the year, but rather were driven by general equity market performance;

•	applying the charges entirely in fiscal year 2009 would have reduced goodwill and intangible assets, and thus the capital charge deducted when determining EVA in future years; and

•	the amortization methodology was consistent with the treatment of other substantial impairments in prior years.

After applying the adjustment described above, EVA for fiscal year 2009 was $(50.2) million, which resulted in MIP awards at 37% of target. Without the adjustment, EVA would have been $(73.6) million, which would have resulted in MIP awards at 18% of target. For the same reasons described above, the Committee approved payment of the higher MIP awards for fiscal year 2009 even though it resulted in our company recording a net loss for the year.

Equity-Based Incentive Awards

Philosophy and Practice

Each of our named executive officers typically receives a long-term equity-based incentive award under our Incentive Compensation Plan each year, in accordance with our philosophy of aligning the interests of our executives with those of our shareholders. The awards typically are approved by the Compensation Committee and, in the case of our CEO only, ratified by our Board at a regularly scheduled meeting at the beginning of each fiscal year, but awards also may be approved by the Committee (and ratified by the Board for the CEO) in a special meeting.

In addition to granting annual equity-based incentive awards, from time to time at the request of our CEO, the Compensation Committee considers granting special awards of restricted stock or restricted stock units to named executive officers in connection with promotions or other changes in responsibilities or in recognition of particular contributions to our company’s performance. No such awards were granted to the named executive officers during fiscal year 2009.

All grants of equity-based incentive awards to named executive officers require the advance approval of the Compensation Committee (and, for equity awards to our CEO, ratification by the Board), and we do not have any program or practice to time the grant of equity-based awards relative to the release of any material non-public information. Pursuant to our Incentive Compensation Plan, all stock options are granted with exercise prices equal to the closing market price on the date of the grant, which is the date the Compensation Committee approves or the Board ratifies the grant. We have not granted stock options to any of our named executive officers since September 2002.

Fiscal Year 2009 Awards

In fiscal year 2009, each of the named executive officers was granted performance shares. These performance share awards can be earned based on the achievement of certain total shareholder return (“TSR”) levels for fiscal years 2009 through 2011, with 50% of the award based on our TSR, or “absolute” TSR, and 50% of the award based on our TSR relative to the industrial subset of companies within the S&P MidCap 400 index. TSR includes the change in trading price and dividends paid on our Class A Common Stock during the performance period and is stated as a percentage relative to the trading price just prior to the performance period. The change in trading price is calculated using the average closing price for the 20 trading days immediately before the beginning of the performance period and for the last 20 trading days during the performance period. The absolute and relative levels of TSR performance that would result in the award of the threshold (50% of target for each half of the award), target or maximum (200% of target for each half of the award) number of shares are as follows:

Performance Measure	Threshold	Target	Maximum
Absolute TSR	6%	12%	24%
Relative TSR	30th percentile	50th percentile	90th percentile

The Committee selected TSR as the performance measure for these awards to better align the compensation of the executive officers with the interests of our shareholders. It chose the industrial subset of the S&P MidCap 400 index for the measurement of relative TSR because the Committee desired a large enough group to mitigate the impact of any one-time events that may be experienced by a company within the group, and the group is focused on manufacturing companies with reasonably similar market capitalization to our company.

In determining the number of performance shares to be granted, our CEO presented to the Compensation Committee his recommendations for the size of award for each named executive officer other than himself. The Compensation Committee reviewed the value of the proposed awards at the target performance level using the stock price at the time of grant and considered the value of each award relative to the median levels of long-term incentive compensation shown in the Towers Perrin comparison study after deducting the participant’s long-term MIP target award. The Compensation Committee approved the size of the award to be granted to our CEO, subject to ratification by our Board of Directors, and approved a total number of performance shares and performance units to be distributed to the other executive officers. The Committee granted our CEO the authority to determine how the total should be distributed among the other executive officers, as well as authority to redistribute some of the performance shares awarded to him among the other executives, subject to review and approval by the Committee Chair.

Fiscal Year 2010 Incentive Compensation Changes

During fiscal year 2009, the Compensation Committee engaged Pearl Meyer to assist with a review of the short-term and long-term incentive compensation programs for our executive officers. The material elements of the instructions or directions given to Pearl Meyer by the Committee with respect to their engagement were to:

•	interview members of the Committee and management,

•	analyze our executive incentive compensation programs from a competitive standpoint and against our philosophies and objectives and

•	provide alternative designs considering the results of its analyses and interviews, best practices and our business strategy.

The Committee directed Pearl Meyer to focus on methods to more closely align the relationship between pay and our company’s performance and to suggest incremental changes to the Company’s existing short-term and long-term executive compensation programs rather than entirely new programs, in order to maintain continuity. The Committee expressed its preference to continue to use EVA as a performance measure for a significant part of incentive compensation, but it asked Pearl Meyer to assess the effectiveness of EVA as a performance measure.

Representatives of Pearl Meyer worked with the Committee throughout fiscal year 2009 and presented its conclusions to the Committee regarding key themes from its interviews and various alternatives for compensation design. Following the presentation of Pearl Meyer’s conclusions and in consultation with Pearl Meyer, in March 2009, the Committee implemented the following changes to incentive compensation for the named executive officers for fiscal year 2010:

•	the officers were not granted any long-term awards under the MIP and instead were granted performance units which were larger than in prior years, representing a shift in long-term incentive compensation from cash to equity-based awards and from awards based on annual EVA performance to awards based on TSR performance over a three-year period; and

•	the officers’ short-term award targets under the MIP were generally increased, in recognition of the increased percentage of incentive compensation to be paid in the form of equity.

The Committee also implemented a number of changes to the calculation of EVA under the MIP and eliminated the EVA growth target, in order to provide a stronger correlation between annual business results and annual payouts under the MIP.

The changes to the named executive officers’ MIP target award percentages were as follows:

	Fiscal Year 2009		Fiscal Year 2010
	Target Award Percentages		Target Award Percentages
Name	Short-Term	Long-Term	Short-Term	Long-Term
James P. Hackett	70%	115%	100%	0%
David C. Sylvester	55%	90%	80%	0%
James P. Keane	65%	100%	80%	0%
Frank H. Merlotti, Jr.	60%	90%	60%	0%
Mark A. Baker	60%	100%	80%	0%

The performance units granted to each of the named executive officers in March 2009 will be earned in part based on the achievement of certain TSR levels for fiscal years 2010 through 2012 relative to the industrial subset of companies within the S&P MidCap 400 Index. A number of shares equal to 25% of the target award will be earned if the officer remains employed by us through the end of fiscal year 2012 whether or not the performance criteria are met, and a maximum number of shares equal to 200% of the target award (but not to exceed 250,000 shares) will be earned if the performance criteria are exceeded. The number of performance units awarded to each of the Named Executive Officers is as follows:

Name	Performance Units Awarded
James P. Hackett	175,000
David C. Sylvester	75,000
James P. Keane	70,000
Frank H. Merlotti, Jr.	55,000
Mark A. Baker	82,000

Retirement Plans and Benefits

Each of the named executive officers is eligible to participate in the following retirement benefit plans:

•	Retirement Plan,

•	Restoration Retirement Plan,

•	Executive Supplemental Retirement Plan and

•	Deferred Compensation Plan.

These plans, with the exception of the Executive Supplemental Retirement Plan, are intended to allow the officers to defer portions of their current compensation on a tax-deferred basis and to be competitive with benefits that are offered by similar companies. We also make contributions to participants’ accounts under our Retirement Plan. Amounts deferred under or contributed to these plans earn a return based on the elections made by the individual officer from a number of investment options. The Executive Supplemental Retirement Plan, which was originally adopted in 1981, is intended to assist us with attracting and retaining highly-qualified executives and to enable them to devote their full-time best efforts to our company. We do not have a policy or practice of granting our executive officers extra years of service credit under any of these plans.

Each of these plans, other than our Retirement Plan, are discussed below in Executive Compensation, Retirement Programs and Other Arrangements under the headings “Pension Benefits” and “Deferred Compensation.” Our Retirement Plan is a tax-qualified defined contribution plan which is open to all U.S.-based employees of Steelcase Inc. and certain of its subsidiaries and affiliates. Participants may elect to contribute a portion of their earnings to the 401(k) component of the Retirement Plan each year, and we make a non-discretionary contribution of 5% of each participant’s eligible pay (subject to certain limitations) to the Retirement Plan each fiscal year. We also matched 50% of the first 4% of eligible pay each participant contributed to the 401(k) component of the Retirement Plan during fiscal year 2009. In January 2009, the Compensation Committee approved the suspension of the company matching contributions and an amendment to the Retirement Plan to remove the 5% non-discretionary contribution, which will allow us to reduce our contribution for fiscal year 2010.

Certain senior management employees, including our CEO, also have individual deferred compensation agreements with us that were entered into more than ten years ago. Under these agreements, the employees deferred a portion of their compensation and are entitled to receive fixed payments beginning at age 70. These agreements were intended to allow participants to build additional retirement income on a tax-deferred basis. At the time we entered into the agreements, we purchased company-owned life insurance policies that, although they were not pledged sources of funding for these agreements, were expected to generate returns that would approximate our obligations under the agreements.

In addition to these retirement and deferred compensation plans, upon a qualifying retirement (generally when the age at retirement and number of years of continuous service with our company equals 80 or more), each of the named executive officers (other than Frank H. Merlotti, Jr.) is eligible to continue to receive healthcare benefits, including medical, dental and vision insurance programs, in the same manner as all other employees of Steelcase Inc. hired before July 22, 2002. Eligible retirees may continue to receive healthcare benefits for life but are required to pay a portion of the cost of coverage; the cost sharing percentage varies depending on the date hired, age and years of service with our company.

Severance and Change in Control Benefits

Each of the named executive officers participates in our Executive Severance Plan, which provides for certain benefits in the event of certain terminations of employment with our company. This plan is intended to provide clarity to shareholders, executive management and plan participants in the event of a severance or change in control, align the interests of executive management with the long-term interests of our shareholders, reinforce behavior that promotes maximum value in the event of any merger or acquisition activity and attract and retain executive management by maintaining competitive compensation programs. The value of the potential benefits under the Executive Severance Plan for each of the named executive officers as of the end of fiscal year 2009 is detailed below in Executive Compensation, Retirement Programs and Other Arrangements under the heading “Termination or Change in Control Payments.”

Other Programs and Practices

Perquisites and Other Benefits

Our company provides very limited perquisites or other personal benefits to our named executive officers. The only perquisite received in fiscal year 2009 by the named executive officers was an optional annual physical examination. In addition, the family members of some of our named executive officers travelled on our corporate aircraft on occasion during fiscal year 2009, but the incremental cost to our company of such travel was negligible as they were passengers on flights that were otherwise scheduled for business purposes. Any other use of our corporate aircraft by our CEO for personal travel is governed by written aircraft time-sharing agreements under which he reimburses us for all operating expenses associated with the flight, multiplied by 200%. The aggregate incremental cost to our company of the perquisites or other personal benefits received by the named executive officers in fiscal year 2009 was less than $10,000 for each officer.

The named executive officers also may elect to participate in other benefit programs on the same terms as other employees of our company. These programs include medical, dental, vision, life and disability insurance, charitable gift matching and discounts on company products. None of the named executive officers has a company car or company-provided housing, and we do not pay any country club memberships or financial planning for any of the named executive officers.

Stock Ownership Guidelines

The Compensation Committee established stock ownership guidelines to encourage stock ownership among our executives to further the objective of aligning our executives’ interests with those of our shareholders. Under these guidelines, our CEO is expected to own shares of our common stock having a current market value of not less than five times his base salary, and the other named executive officers are expected to own shares of our common stock having a current market value of not less than two or three times their respective base salaries, depending on their position. The amount of holdings required by the guidelines was developed based on market comparisons and the premise that an executive should be able to satisfy the guidelines by retaining shares awarded to the executive as compensation and without purchasing additional shares, assuming the applicable performance criteria for the share awards are satisfied.

In addition to shares owned by our executives, holdings which count toward satisfaction of stock ownership guidelines include restricted stock, restricted stock units, performance shares and performance units at target award levels during the vesting period, as does the value of in-the-money stock options held by the executives. The Compensation Committee reviews compliance with the stock ownership guidelines annually. Persons who were executive officers when the guidelines were adopted in fiscal year 2007 are expected to meet the guidelines by the end of fiscal year 2011, and persons who become executive officers thereafter have a period of five fiscal years to meet these guidelines to allow them an appropriate period of time to build their holdings through annual equity awards.

Non-compete and Other Forfeiture Provisions

One of the basic principles of the various compensation plans and programs which may provide benefits to our named executive officers following termination of their employment is that certain compensation or benefits will be forfeited or returned if the participant engages in competition with us during a specified period after they leave our employment. Our Executive Severance Plan provides for forfeiture of any remaining payments if the participant engages in competition during a period of two years after leaving our employment. Similarly, the MIP, Incentive Compensation Plan, Restoration Retirement Plan and Executive Supplemental Retirement Plan provide that a participant forfeits any benefits (including any equity awards) under those plans if he or she engages in competition while employed by us or during three years after leaving our employment, and the Deferred Compensation Plan provides for forfeiture of all past earnings on deferred amounts in such event. Under the Incentive Compensation Plan, a participant also must return to us:

•	any gain he or she received from exercising an option,

•	the fair market value on the grant date of any restricted stock or restricted stock units awarded prior to April 1, 2008,

•	the number of shares of restricted stock or restricted stock units awarded on or after April 1, 2008 and

•	any gain resulting from any performance shares or performance units which vested,

in each case to the extent the gain was received or the award vested within twelve months prior to the date when he or she started competing with us.

In addition to non-compete forfeiture provisions, our Executive Severance Plan provides that in the event our financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future benefits and/or repay any prior benefits received under the plan. In the event of a material restatement due to fraud, if the Compensation Committee determines that a participant was responsible for or participated in the fraud, that participant will be required to forfeit any future benefits and repay any prior benefits paid in excess of the amounts that would have been paid based on our restated financial results. These are called “clawback” provisions, and the MIP and the Incentive Compensation Plan have similar clawback provisions which apply only to those participants who also participate in the Executive Severance Plan.

Tax Considerations

In making decisions regarding executive compensation, the Compensation Committee considers the tax deductibility of the amounts payable. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million. The Committee’s goal is to structure the compensation paid to these individuals to maximize deductibility for federal income tax purposes; however, when deemed necessary, the Committee may authorize compensation that may not be deductible under Section 162(m) to promote incentive and retention goals.

EXECUTIVE COMPENSATION, RETIREMENT PROGRAMS AND OTHER ARRANGEMENTS

This section and the tables set forth in this section should be read in conjunction with the more detailed description of our executive compensation plans and arrangements included in the Compensation Discussion and Analysis which precedes this section.

Summary Compensation Table

The following table shows compensation information for fiscal years 2009, 2008 and 2007 for (1) James P. Hackett, our President and CEO, (2) David C. Sylvester, our Chief Financial Officer, and (3) our three next most highly-paid executive officers as of the end of fiscal year 2009. In this proxy statement, we refer to these five executive officers collectively as the “named executive officers.”

Summary Compensation Table

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
Name and	Fiscal		Stock	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary (1)	Awards (2)	Compensation (3)	Earnings (4)	Compensation (5)	Total
James P. Hackett	2009	$896,538	$253,006	$512,568	—	$94,481	$1,756,593
President and Chief	2008	$869,885	$2,161,104	$1,856,451	$28,898	$264,864	$5,181,202
Executive Officer	2007	$832,308	$1,453,935	$2,598,022	$101,044	$27,499	$5,012,808

David C. Sylvester	2009	$377,115	$228,719	$157,434	—	$43,869	$807,137
Vice President, Chief	2008	$354,711	$224,095	$532,293	$320,098	$60,676	$1,491,873
Financial Officer	2007	$227,308	$60,118	$409,791	—	$22,690	$719,907

James P. Keane	2009	$477,269	$252,581	$245,370	—	$53,991	$1,029,211
President,	2008	$479,038	$412,483	$914,059	—	$56,852	$1,862,432
Steelcase Group	2007	$450,385	$257,961	$1,251,846	$48,736	$26,904	$2,035,832

Frank H. Merlotti, Jr.	2009	$465,000	$171,760	$223,865	—	$58,354	$918,979
President, Coalesse	2008	$473,942	$348,863	$911,146	$2,947	$59,838	$1,796,736
	2007	$462,977	$253,427	$1,288,434	$55,955	$27,843	$2,088,636

Mark A. Baker	2009	$433,731	$225,820	$207,206	—	$49,521	$916,278
Senior Vice President,	2008	$414,231	$410,939	$716,496	$504	$65,557	$1,607,727
Global Operations Officer	2007	$381,154	$298,479	$956,020	$41,169	$27,448	$1,704,270

(1)	Fiscal years 2009 and 2007 included 52 weeks, and fiscal year 2008 included 53 weeks.

(2)	The amounts shown in this column are the dollar amounts recognized during the applicable fiscal year for financial reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004) Share-Based Payment (“FAS 123R”) for restricted stock and performance share awards granted during the applicable and prior fiscal years and, for fiscal years 2009 and 2008, restricted stock unit awards granted shortly after the end of the fiscal year as a portion of the long-term MIP awards earned for the year. The assumptions made in the valuation of such awards are disclosed in Note 13 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2009 filed with the SEC on April 24, 2009.

(3)	The amounts shown in this column represent the sum of:

(a) short-term MIP awards earned for the applicable fiscal year,

(b) the cash portion of long-term MIP awards earned for the applicable fiscal year and

(c) earnings for the applicable fiscal year on long-term MIP awards earned in prior fiscal years.

The short-term awards were paid in cash shortly after the end of the applicable fiscal year. The cash portion of the long-term awards are payable in three equal annual installments after the end of the three following fiscal years. The long-term awards are credited with an annual rate of return which is paid at the time the related portion of the award is paid. For fiscal year 2009, the rate of return was 4.02% and was based on an estimate of our three-year incremental borrowing rate at the beginning of the fiscal year. For fiscal years 2008 and 2007, the rate of return was equal to the percentage change in our shareholders’ equity for the year (before the payment of dividends and the impact of share issuances and repurchases). The amounts included in this column for fiscal year 2009 for earnings on long-term MIP awards made in prior years are as follows:

		Earnings payable
	Earnings paid	after end of
	after end of	fiscal years
Name	fiscal year 2009	2010 and 2011
James P. Hackett	$42,275	$42,396
David C. Sylvester	$8,306	$9,620
James P. Keane	$22,196	$20,114
Frank H. Merlotti, Jr.	$22,891	$20,318
Mark A. Baker	$16,778	$15,471

The amounts shown for David C. Sylvester for fiscal years 2008 and 2007 include earnings on long-term awards made in prior fiscal years under our International Management Incentive Plan, which operated similarly to the MIP.

(4)	The amounts shown in this column represent the net increase in actuarial present value of the applicable officer’s accumulated benefit under (a) our Executive Supplemental Retirement Plan and (b) in the case of James P. Hackett only, a deferred compensation agreement. For fiscal year 2009, the change in the actuarial present value of each named executive officer’s accumulated benefit under the Executive Supplemental Retirement Plan was a reduction, so the amounts are reflected as zero in accordance with the SEC’s rules and regulations. The reductions were as follows: James P. Hackett, $98,442 (net of an increase in the present value of his accumulated benefit under his deferred compensation agreement); David C. Sylvester, $29,739; James P. Keane, $95,725; Frank H. Merlotti, Jr., $64,606; and Mark A. Baker, $80,244. For David C. Sylvester, the change in fiscal year 2008 reflects the fact that he became a participant in the plan during fiscal year 2008. Earnings under our Deferred Compensation Plan are not included because they are not earned at a preferential rate.

(5)	The amounts shown in this column for fiscal year 2009 include the following:

			Company
	Dividends/	Company	Contributions
	Dividend	Contributions	under
	Equivalents	under	Restoration		All Other
	on Unvested	Retirement	Retirement	Life Insurance	Compensation
Name	Stock Awards	Plan	Plan	Premiums	—Total
James P. Hackett	$64,553	$16,100	$11,500	$2,328	$94,481
David C. Sylvester	$15,081	$16,100	$11,500	$1,188	$43,869
James P. Keane	$24,699	$16,100	$11,500	$1,692	$53,991
Frank H. Merlotti, Jr.	$26,290	$16,100	$11,500	$4,464	$58,354
Mark A. Baker	$21,921	$16,100	$11,500	—	$49,521

Incentive Compensation Awards

The following table shows the awards granted to the named executive officers during fiscal year 2009 under our incentive compensation plans.

Fiscal Year 2009 Grants of Plan-Based Awards

			Estimated Future Payouts			Estimated Future Payouts			Grant Date
			Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Fair Value of
			Awards			Awards			Stock and
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Option Awards
James P. Hackett	4/2/08	(1)	$0	$630,000	$1,260,000
	4/2/08	(2)	$0	$1,035,000	$2,070,000
	4/2/08	(3)				10,500	42,000	84,000	$174,300

David C. Sylvester	4/1/08	(1)	$0	$209,000	$418,000
	4/1/08	(2)	$0	$342,000	$684,000
	4/2/08	(3)				3,750	15,000	30,000	$62,250

James P. Keane	4/1/08	(1)	$0	$311,350	$622,700
	4/1/08	(2)	$0	$479,000	$958,000
	4/2/08	(3)				4,625	18,500	37,000	$76,775

Frank H. Merlotti, Jr.	4/1/08	(1)	$0	$279,000	$558,000
	4/1/08	(2)	$0	$418,500	$837,000
	4/2/08	(3)				1,750	7,000	14,000	$29,050

Mark A. Baker	4/1/08	(1)	$0	$262,200	$524,400
	4/1/08	(2)	$0	$437,000	$874,000
	4/2/08	(3)				4,625	18,500	37,000	$76,775

(1)	These lines show the potential payout opportunity for short-term MIP awards for fiscal year 2009, as described below. Following the end of fiscal year 2009, these awards were earned at 37% of the target amount and paid in cash. The actual amounts earned were: James P. Hackett, $232,178; David C. Sylvester, $76,726; James P. Keane, $114,771; Frank H. Merlotti, Jr., $103,230; and Mark A. Baker, $96,267.

(2)	These lines show the potential payout opportunity for long-term MIP awards for fiscal year 2009, as described below. Following the end of fiscal year 2009, these awards were earned at 37% of the target amount. The earned amount will be paid 50% in cash in three equal annual installments and 50% in the form of restricted stock units that vest in three equal annual installments. The actual amounts earned were: James P. Hackett, $190,719 and 32,601 restricted stock units; David C. Sylvester, $62,781 and 10,730 restricted stock units; James P. Keane, $88,289 and 15,091 restricted stock units; Frank H. Merlotti, Jr., $77,426 and 13,234 restricted stock units; and Mark A. Baker, $78,689 and 13,450 restricted stock units.

(3)	These lines show performance share awards made under our Incentive Compensation Plan, as described below.

MIP awards

The short-term and long-term MIP awards granted for fiscal year 2009 were based 50% on EVA for the fiscal year compared to the absolute EVA target of $0.0 million and 50% on EVA for the fiscal year compared to the EVA growth target of $0.8 million. In March 2009, the Compensation Committee confirmed the performance results, and the awards were earned at 37% of target. The short-term awards were paid in cash in April 2009. The long-term awards are payable 50% in cash and 50% in restricted stock units. The cash portion of the long-term awards will be paid in three equal annual installments shortly after the end of fiscal years 2010, 2011 and 2012, after crediting for interest at a rate which approximates our three-year incremental borrowing rate as of the beginning of the applicable year.

The restricted stock unit portion of the awards will vest in three equal annual installments at the end of fiscal years 2010, 2011 and 2012 and receives dividend equivalent payments during the vesting period.

The short-term awards and the cash portion of the long-term awards are included in the Summary Compensation Table as fiscal year 2009 compensation in the column “Non-Equity Incentive Plan Compensation,” and the expense recorded for the restricted stock units are and will be reported in the “Stock Awards” column of the Summary Compensation Table as such expense is recognized for financial reporting purposes during fiscal years 2009 through 2012.

Performance share awards

The performance share awards granted in fiscal year 2009 can be earned based on the achievement of certain total shareholder return (“TSR”) levels for fiscal years 2009 through 2011, with 50% of the award based on absolute TSR and 50% of the award based on our TSR relative to the industrial subset of companies within the S&P MidCap 400 index. TSR includes the change in trading price and dividends paid on our Class A Common Stock during the performance period and is stated as a percentage relative to the trading price just prior to the performance period. The change in trading price is calculated using the average closing price for the 20 trading days immediately before the beginning of the performance period and for the last 20 trading days during the performance period. The absolute and relative levels of TSR performance that would result in the award of the threshold (50% of target for each half of the award), target or maximum (200% of target for each half of the award) number of shares are as follows:

Performance Measure	Threshold	Target	Maximum
Absolute TSR	6%	12%	24%
Relative TSR	30th percentile	50th percentile	90th percentile

At the end of fiscal year 2011, the number of performance shares earned will be issued as Class A Common Stock, and each officer will also receive a cash payment equal to the cumulative total of dividends declared during the performance period on the number of shares earned.

Outstanding Equity Awards

The following table shows the equity awards granted to the named executive officers under our Incentive Compensation Plan which remained outstanding at the end of fiscal year 2009, including (1) unexercised stock options, (2) unvested restricted stock awards and (3) unearned or unvested performance share awards. The market values shown in the table are based on the closing price of our Class A Common Stock at the end of fiscal year 2009 of $4.03 per share.

Fiscal Year 2009 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market or
			Plan					Awards:	Payout
			Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Shares			Shares or	Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Other Rights	Other Rights
	Options	Options Un-	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable	exercisable	Options	Price	Date	Vested	Vested	Not Vested	Not Vested
James P. Hackett:
Stock option	408,099	—	—	$14.81	3/20/12
Restricted units						41,432 (1)	$166,971
Restricted stock						9,735 (2)	$39,232
Performance shares								15,178 (3)	$61,167
Performance shares								10,500 (4)	$42,315
Performance shares								10,500 (5)	$42,315

	Option Awards					Stock Awards
											Equity
											Incentive
									Equity		Plan
			Equity						Incentive		Awards:
			Incentive						Plan		Market or
			Plan						Awards:		Payout
			Awards:					Market	Number of		Value of
	Number of	Number of	Number of			Number of		Value of	Unearned		Unearned
	Securities	Securities	Shares			Shares or		Shares or	Shares,		Shares,
	Underlying	Underlying	Underlying			Units of		Units of	Units or		Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That		Stock That	Other Rights		Other Rights
	Options	Options Un-	Unearned	Exercise	Expiration	Have Not		Have Not	That Have		That Have
Name	Exercisable	exercisable	Options	Price	Date	Vested		Vested	Not Vested		Not Vested
David C. Sylvester:
Stock option	27,777	—	—	$14.81	3/20/12
Restricted stock						8,500	(6)	$34,255
Restricted units						13,303	(1)	$53,611
Performance shares									2,500	(4)	$10,075
Performance shares									3,750	(5)	$15,113

James P. Keane:
Stock option	22,222	—	—	$12.55	3/24/09
Stock option	33,228	—	—	$9.46	3/21/10
Stock option	61,628	—	—	$11.62	3/20/11
Stock option	111,111	—	—	$14.81	3/20/12
Restricted units						20,337	(1)	$81,958
Restricted stock						4,989	(2)	$20,106
Performance shares									3,642	(3)	$14,677
Performance shares									3,750	(4)	$15,113
Performance shares									4,625	(5)	$18,639

Frank H. Merlotti, Jr.:
Stock option	55,555	—	—	$9.73	9/30/12
Restricted units						20,121	(1)	$81,088
Restricted stock						6,651	(2)	$26,804
Performance shares									3,642	(3)	$14,677
Performance shares									1,000	(4)	$4,030
Performance shares									1,750	(5)	$7,053

Mark A. Baker:
Stock option	4,555	—	—	$12.55	3/24/09
Stock option	14,953	—	—	$9.46	3/21/10
Stock option	26,074	—	—	$11.62	3/20/11
Stock option	77,777	—	—	$14.81	3/20/12
Restricted units						15,823	(1)	$63,767
Restricted stock						4,989	(2)	$20,106
Performance shares									3,642	(3)	$14,677
Performance shares									3,750	(4)	$15,113
Performance shares									4,625	(5)	$18,639

(1)	These restricted units will vest 50% at the end of fiscal year 2010 and 50% at the end of fiscal year 2011.

(2)	These shares of restricted stock will vest at the end of fiscal year 2010.

(3)	These performance shares were earned and vested as of the end of the fiscal year 2009 based on the satisfaction of certain performance criteria over fiscal years 2007 through 2009. Shortly after the end of fiscal year 2009, the Compensation Committee confirmed the performance results, and the awards were earned at 30.4% of target. The number of shares shown reflects the amount actually earned.

(4)	These performance shares can be earned based on the satisfaction of certain performance conditions over fiscal years 2008 through 2010 and, if earned, will vest in full at the end of fiscal year 2010. Because the cumulative performance for fiscal years 2008 and 2009 was below the threshold performance goals for these awards, the number of shares and market values shown are based upon the threshold number of shares under the award, in accordance with the SEC’s rules and regulations.

(5)	These performance shares can be earned based on the satisfaction of certain performance conditions over fiscal years 2009 through 2011 and, if earned, will vest in full at the end of fiscal year 2011. Because the performance for fiscal year 2009 was below the threshold performance goals for these awards, the number of shares and market values shown are based upon the threshold number of shares under the award, in accordance with the SEC’s rules and regulations.

(6)	This restricted stock will vest in full on October 25, 2009.

Option Award Exercises and Stock Award Vesting

The following table shows (1) stock options exercised by the named executive officers during fiscal year 2009 and (2) stock awards (including restricted stock and performance shares) previously granted to the named executive officers which vested during fiscal year 2009.

Fiscal Year 2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards (1)
	Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
Name	Exercise	on Exercise	Acquired on Vesting	on Vesting (2)
James P. Hackett	—	—	111,954	$1,083,179
David C. Sylvester	—	—	11,651	$91,454
James P. Keane	—	—	24,918	$106,247
Frank H. Merlotti, Jr.	—	—	26,473	$112,513
Mark A. Baker	—	—	24,191	$103,317

(1)	With the exception of David C. Sylvester, the amounts shown in these columns include the number of shares and value realized on vesting of performance shares which vested as of the end of fiscal year 2009 but for which the amount earned was not calculable until shortly after the end of the fiscal year.

(2)	The amounts shown in this column are calculated by multiplying (a) the closing market price of our Class A Common Stock on the date of vesting by (b) the number of shares vested. These values do not reflect any deduction for shares forfeited to cover applicable tax withholding.

Pension Benefits

The following table shows information regarding each plan that provides for payments or other benefits to the named executive officers at, following or in connection with retirement.

Fiscal Year 2009 Pension Benefits

		Number of
		Years
		Credited	Present Value of
Name	Plan Name	Service (1)	Accumulated Benefit (2)
James P. Hackett	Steelcase Inc. Executive Supplemental Retirement Plan	18	$1,220,731
	Deferred Compensation Agreement	Not applicable	$333,300
David C. Sylvester	Steelcase Inc. Executive Supplemental Retirement Plan	1	$290,359
James P. Keane	Steelcase Inc. Executive Supplemental Retirement Plan	7	$547,660
Frank H. Merlotti, Jr.	Steelcase Inc. Executive Supplemental Retirement Plan	6	$1,096,515
Mark A. Baker	Steelcase Inc. Executive Supplemental Retirement Plan	6	$456,723

(1)	The numbers shown in this column for the Executive Supplemental Retirement Plan represent the number of years the executive officer has participated in the plan as of the end of fiscal year 2009. Eligibility and benefits under this plan are based on age and continuous years of service with our company, as well as a vesting schedule as described below.

(2)	The amounts shown in this column represent the actuarial present value of the executive officer’s accumulated benefits under the applicable plan or agreement as of the end of fiscal year 2009. These amounts were calculated using the same assumptions used for financial reporting purposes under generally accepted accounting principles, which are disclosed in Note 10 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2009 filed with the SEC on April 24, 2009.

Executive Supplemental Retirement Plan

Our Executive Supplemental Retirement Plan, or SERP, is an unfunded plan that provides certain defined benefits to participants who are designated by the Compensation Committee. Participants do not make contributions to the SERP, which pays the following benefits at retirement, death or total disability:

•	five annual payments equal to the sum of (1) 70% of the participant’s average base salary for the three consecutive calendar years prior to retirement, death or total disability plus (2) $50,000, followed by

•	ten annual payments of $50,000.

A participant is eligible for normal retirement under the SERP at age 65. A participant is eligible for early retirement under the SERP when the participant’s age plus years of continuous service with our company equal 80 or more, but if the participant retires before age 65, payments under the SERP for amounts treated as deferred prior to January 1, 2005 will not start until after the participant has reached age 65 and payments for amounts treated as deferred on or after January 1, 2005 will start on the participant’s early retirement date, unless otherwise elected by the participant. Participants are fully vested in the SERP after seven years of participation in the plan, with partial vesting beginning at 20% after three years of participation and increasing 20% per year thereafter. For example, after five years of participation in the SERP, a participant is 60% vested and would receive payments equal to 60% of the amounts described above if he or she qualified for retirement and retired at that point. None of the named executive officers is age 65 or older, but James P. Hackett meets the requirements for early retirement.

Deferred Compensation Agreement

We have an agreement with James P. Hackett under which he deferred a total of $250,000 of his compensation from March 1996 to February 2001. This unfunded arrangement, which is similar to other arrangements we entered into around the same time with other senior employees, provides that, after Mr. Hackett reaches age 70 in 2025, he will receive a payment of $300,000 per year for a period of 15 years, reflecting an implied annual rate of return of approximately 8.55%. If Mr. Hackett dies before age 70, his heirs would be entitled to receive reduced payments under the agreement. In the event Mr. Hackett’s employment is terminated for cause, we would pay him only the original $250,000 he deferred under this arrangement.

Deferred Compensation

The following table shows information for fiscal year 2009 regarding each plan under which compensation may be deferred on a basis that is not tax-qualified.

Fiscal Year 2009 Nonqualified Deferred Compensation

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Name	Last FY (1)	Last FY (2)	in Last FY (3)	Distributions	at Last FYE (4)
James P. Hackett	$260,000	$11,500	$(185,906)	—	$461,847
David C. Sylvester	—	$11,500	$(9,452)	—	$24,806
James P. Keane	—	$11,500	$(20,077)	—	$141,628
Frank H. Merlotti, Jr.	$109,566	$11,500	$(93,011)	—	$202,818
Mark A. Baker	—	$11,500	$(87,347)	—	$141,336

(1)	The amounts shown in this column are the amounts deferred by the officers under our Deferred Compensation Plan. These amounts represent salary earned during fiscal year 2009, or non-equity incentive compensation earned in fiscal year 2008, that would have been paid to the officer during fiscal year 2009 if it had not been deferred under the Deferred Compensation Plan.

(2)	The amounts shown in this column are the amounts we contributed to the officers’ accounts under our Restoration Retirement Plan for fiscal year 2009. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)	The amounts shown in this column are the earnings in the officers’ accounts under both our Deferred Compensation Plan and our Restoration Retirement Plan. These amounts are not reported in the Summary Compensation Table because the earnings are not preferential.

(4)	The amounts shown in this column are the combined balance of the applicable executive officer’s accounts under our Deferred Compensation Plan and our Restoration Retirement Plan. Of the amounts shown, $338,696 for James P. Hackett, $15,140 for David C. Sylvester, $94,439 for James P. Keane, $284,461 for Frank H. Merlotti, Jr. and $76,177 for Mark A. Baker were reported as compensation in Summary Compensation Tables in our proxy statements for previous fiscal years.

Deferred Compensation Plan

Under our Deferred Compensation Plan, participants may elect to defer up to 25% of their base salary and/or up to 50% of their short-term award under the MIP into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan. Funds deferred under the Deferred Compensation Plan are deemed invested in one or more market investment funds selected by the participant and are payable to the participant after termination of employment in either a lump sum or installments, at the election of the participant.

Restoration Retirement Plan

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code may participate in the Restoration Retirement Plan. We make annual additions to a participant’s bookkeeping account under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan up to a combined maximum of two times the limit under Section 401(a)(17).

The vesting period for our contributions to the Restoration Retirement Plan is two years. Participants select from several investment fund options for their accounts under the Retirement Plan, and the rate of return a participant earns on his or her Retirement Plan account is also applied to the participant’s Restoration Retirement Plan account. Following termination of employment, a participant’s account balance in the Restoration Retirement Plan, to the extent vested, is paid out to the participant either in a lump sum or installments.

Termination or Change in Control Payments

The following table shows the estimated payments that would have been made to the named executive officers if a termination of employment or change in control had happened on February 27, 2009, the last day of our fiscal year 2009. The various circumstances under which payments would have been made are categorized as follows:

•	Death or disability – meaning the officer died or the officer’s employment terminated due to a “disability,” as defined in the applicable plans.

•	Involuntary termination – meaning we terminated the officer’s employment without “cause,” as defined in the applicable plans.

•	Change in control – meaning a “change in control” of our company (as defined in the applicable plans) had taken place, regardless of whether or not the officer’s employment terminated.

•	Termination after change in control – meaning the officer’s employment terminated within two years after a change in control either (a) by us (or our successor) without cause or (b) by the officer for “good reason,” as defined in the applicable plans. The amounts reflected in the table below for a termination after change in control would be reduced by those amounts which had been paid to the officer upon the change in control which preceded his termination.

•	Retirement – meaning the officer voluntarily terminated his employment and was eligible for retirement benefits under the applicable plan, which generally occurs when the officer’s age plus years of continuous service at our company equals or exceeds 80. James P. Hackett was the only named executive officer who was eligible for retirement on February 27, 2009, so we do not present any information about payments that would be made upon retirement to any of the other named executive officers.

Potential Payments upon Termination or Change in Control

	Severance	MIP	Stock		Other	Excise Tax
Name and	Payment	Balance	Awards	SERP	Benefits	Gross Up
Triggering Event	(1)	(2)	(3)	(4)	(5)	(6)	Total
James P. Hackett:
Retirement	—	$1,287,729	$337,585	$2,083,690	—	—	$3,709,004
Death or disability	—	$1,287,729	$506,845	$2,083,690	—	—	$3,878,264
Involuntary termination	$3,060,000	$1,287,729	$337,585	$2,083,690	$37,150	—	$6,806,154
Change in control	—	$1,287,729	$506,845	—	—	—	$1,794,574
Termination after change in control	$4,590,000	$1,287,729	$506,845	$2,083,690	$37,150	—	$8,505,414
David C. Sylvester:
Death or disability	—	$311,704	$178,122	—	—	—	$489,826
Involuntary termination	$589,000	$311,704	$131,108	—	$30,809	—	$1,062,621
Change in control	—	$311,704	$178,122	—	—	—	$489,826
Termination after change in control	$1,178,000	$311,704	$178,122	$613,576	$30,809	—	$2,312,211
James P. Keane:
Death or disability	—	$608,748	$228,034	—	—	—	$836,782
Involuntary termination	$790,350	$608,748	$162,881	—	$38,360	—	$1,600,339
Change in control	—	$608,748	$228,029	—	—	—	$836,777
Termination after change in control	$1,580,700	$608,748	$228,029	$937,092	$38,360	—	$3,392,929
Frank H. Merlotti, Jr.:
Death or disability	—	$603,168	$181,370	—	—	—	$784,538
Involuntary termination	$744,000	$603,168	$161,224	—	$44,480	—	$1,552,872
Change in control	—	$603,168	$181,370	—	—	—	$784,538
Termination after change in control	$1,488,000	$603,168	$181,370	$1,321,228	$44,480	—	$3,638,246

	Severance	MIP	Stock		Other	Excise Tax
Name and	Payment	Balance	Awards	SERP	Benefits	Gross Up
Triggering Event	(1)	(2)	(3)	(4)	(5)	(6)	Total
Mark A. Baker:
Death or disability	—	$479,019	$203,229	—	—	—	$682,248
Involuntary termination	$699,200	$479,019	$138,076	—	$38,118	—	$1,354,413
Change in control	—	$479,019	$203,225	—	—	—	$682,244
Termination after change in control	$1,398,400	$479,019	$203,225	$838,686	$38,118	—	$2,957,448

(1)	The amounts shown in this column reflect the severance payments that would be made pursuant to our Executive Severance Plan, determined as follows:

• for our CEO:

— in the event of an involuntary termination, two times the sum of (a) his base salary on the date of termination plus (b) his target short-term award under the MIP for the year; and

— in the event of a termination after change in control, three times the sum of (a) and (b); and

• for each of the other named executive officers:

— in the event of an involuntary termination, one times the sum of (a) his base salary on the date of termination plus (b) his target short-term award under the MIP for the year; and

— in the event of a termination after change in control, two times the sum of (a) and (b).

(2)	The amounts shown in this column are the balances of the officers’ accounts under the MIP which would be paid pursuant to the Executive Severance Plan or the MIP. These balances represent long-term MIP awards earned and reported for fiscal year 2009 and in prior fiscal years which remain unpaid after the crediting of interest and payment of amounts vested for 2009. In the event of death, disability or retirement, the balance would be paid at the time long-term MIP payments are made under the plan for each plan year until the account is exhausted.

(3)	The amounts shown in this column are the value of the officers’ unvested restricted stock and restricted stock unit awards (including the restricted stock units granted as part of the long-term MIP awards for fiscal year 2009 which were earned in fiscal year 2009 and awarded shortly after the end of the fiscal year) and unearned and/or unvested performance share and performance unit awards that would vest under certain circumstances pursuant to the Incentive Compensation Plan.

In the case of retirement, an officer’s unvested restricted stock and restricted stock unit awards and unearned and/or unvested performance share and performance unit awards continue to be earned and/or vest in accordance with their terms following retirement. For James P. Hackett, the amount shown in the “Retirement” row represents the number of restricted stock and restricted stock unit awards he held as of February 27, 2009, multiplied by the market price of our stock on that date; no value is reflected for Mr. Hackett’s performance share awards as the cumulative performance through February 27, 2009 was below the threshold performance goals for those awards.

(4)	The amounts shown in this column in the “Termination after change in control” row for each officer are the payments that would be made to the officer pursuant to our Executive Severance Plan with regard to our Executive Supplemental Retirement Plan in the event of a termination after change in control. These payments represent the present value of the benefits the officer would receive under our Executive Supplemental Retirement Plan following retirement, prorated to the extent the officer does not qualify for normal or early retirement at the time of the change in control, but with an additional three years of service and age credited in the case of our CEO or two years of service and age credited in the case of our other named executive officers. The amount shown in this column in the “Retirement, “Death or disability” and “Involuntary termination” rows for James P. Hackett represents the present value of the benefits he would receive under our Executive Supplemental Retirement Plan in such events.

(5)	The amounts shown in this column are the sum of:

• the estimated value of outplacement services that would be provided to the officer for up to 18 months following termination pursuant to the Executive Severance Plan and

• a lump sum payment that would be made under the Executive Severance Plan equal to the premiums that the officer would need to pay to continue health plan coverage for himself and his eligible dependents under our benefit plans for a period of 18 months.

(6)	The amounts shown in this column are the amounts that would be paid under the Executive Severance Plan to cover any excise taxes due by the officers for the payments and benefits received in connection with a termination after change in control.

In addition to the amounts shown in the Potential Payments upon Termination or Change in Control table, the named executive officers would receive:

•	any base salary and vacation pay which had been earned through the end of the fiscal year but not yet paid or used;

•	their short-term MIP award for the fiscal year and a portion of their long-term MIP awards from prior years, which they would receive, not as severance or an acceleration of benefits, but because they would have been an employee for the full fiscal year;

•	the vested balance of their account under our Retirement Plan, which is available generally to all employees and does not discriminate in favor of the executive officers;

•	the vested balance of their account under the Restoration Retirement Plan and the balance of their account under the Deferred Compensation Plan, both of which are shown in the Fiscal Year 2009 Nonqualified Deferred Compensation table;

•	in the event of retirement only, the right to continue healthcare benefits for life, subject to the limitations described above in Compensation Discussion and Analysis under the heading “Retirement Plans and Practices” and

•	other welfare benefits, such as a family death benefit in the event of death of the employee, which are available generally to all employees of Steelcase Inc.

The Potential Payments upon Termination or Change in Control table does not include any payments that would be made to James P. Hackett pursuant to his individual deferred compensation agreement with us, as payments under that agreement are not triggered by termination of Mr. Hackett’s employment or a change in control.

Generally, the amounts reflected in the Potential Payments upon Termination or Change in Control table would be paid to the applicable officer in a lump sum following termination of employment or change in control, pursuant to the terms of the applicable plans; however, portions of such amounts would be paid six months after the applicable triggering date and two years after the applicable triggering date. In addition, certain of the amounts reflected in the table are subject to forfeiture in the event the officer competes with us or in the event of certain restatements of our financial statements. See the Compensation Discussion and Analysis under the heading “Other Programs and Practices—Non-compete and Other Forfeiture Provisions” for a discussion of these conditions.

DIRECTOR COMPENSATION

Standard Arrangements

Our standard compensation arrangements for our outside directors during fiscal year 2009 were as follows:

Type of Compensation	Director	Board Chair
Board Annual Retainer	$80,000	$150,000
Committee Chair Annual Retainers:
Audit Committee	$10,000	—
Compensation Committee	$10,000	—
Nominating and Corporate Governance Committee	$5,000	—

In January 2009, the Board of Directors reduced the board annual retainers for fiscal year 2010 by 15% to $68,000 for directors and $127,500 for the Board Chair.

Board annual retainers and committee chair annual retainers are paid 50% in cash and the remaining 50% in either of the following, as selected by the individual director:

•	a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan or

•	Class A Common Stock issued under our Incentive Compensation Plan.

All shares granted to our directors as part of their non-cash director compensation are granted in the form of our Class A Common Stock, pursuant to our Incentive Compensation Plan. The number of shares issued is based on the fair market value of the Class A Common Stock on the date the shares are issued.

Each outside director (including committee chairs but excluding the Board Chair) also receives $1,500 per committee meeting attended, paid in cash. James P. Hackett, our President and CEO, is also a director, but he does not receive any additional compensation for his service as a director or committee member because he is an employee.

All directors (including committee chairs and the Board Chair) are reimbursed for reasonable out-of-pocket expenses incurred to attend Board and committee meetings.

Non-Employee Director Deferred Compensation Plan

Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainer and/or committee fees until they no longer serve on our Board. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds.

Director Compensation

The table below shows the compensation earned by each of our directors, other than our CEO, in fiscal year 2009.

Fiscal Year 2009 Director Compensation Table

	Fees Earned or	Option
	Paid in Cash	Awards
Name	(1)	(2)	Total
William P. Crawford	$83,000	—	$83,000
Earl D. Holton	$92,000	—	$92,000
Michael J. Jandernoa	$97,500	—	$97,500
David W. Joos	$101,375	—	$101,375
Elizabeth Valk Long	$95,000	—	$95,000
Robert C. Pew III	$150,000	—	$150,000
Cathy D. Ross	$104,000	—	$104,000
Peter M. Wege II	$89,000	—	$89,000
P. Craig Welch, Jr.	$95,000	—	$95,000
Kate Pew Wolters	$88,000	—	$88,000

(1)	The amounts shown in this column include amounts paid in cash and amounts which our directors elected to receive in shares of our Class A Common Stock or defer under our Non-Employee Director Deferred Compensation Plan. Shown in the table below are:

•	the number of shares of our Class A Common Stock issued during the fiscal year to those directors who elected to receive a portion of their retainer in the form of shares;

•	the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan during the fiscal year to those directors who elected to defer a portion of their retainer and/or fees as a deemed investment in Class A Common Stock; and

•	the amount of deemed investment in Class A Common Stock under the Non-Employee Director Deferred Compensation Plan by each director as of the end of the fiscal year.

		Deferred
	Shares	Stock	Deferred
	Received	Credited	Stock as of
Director	During FY	During FY	FY End
William P. Crawford	—	4,770	11,035
Earl D. Holton	4,195	10,421	29,711
Michael J. Jandernoa	—	5,572	10,333
David W. Joos	—	6,660	21,927
Elizabeth Valk Long	—	12,635	43,855
Robert C. Pew III	7,865	—	—
Cathy D. Ross	432	5,246	10,350
Peter M. Wege II	4,195	258	4,152
P. Craig Welch, Jr.	8,391	4,216	39,834
Kate Pew Wolters	4,456	94	1,513

(2)	No options were awarded to directors in fiscal year 2009. The aggregate number of options held by each of our directors as of the end of fiscal year 2009 is as follows:

Options
Held as of
Director	FY End
William P. Crawford	15,130
Earl D. Holton	89,672
Michael J. Jandernoa	—
David W. Joos	8,888
Elizabeth Valk Long	15,130

Options
Held as of
Director	FY End
Robert C. Pew III	28,703
Cathy D. Ross	—
Peter M. Wege II	28,703
P. Craig Welch, Jr.	28,703
Kate Pew Wolters	8,888

All of the options shown above are fully vested and have exercise prices ranging from $9.57 to $15.59 per share.

Director Stock Ownership Guidelines

Our non-employee directors are required to elect to take at least 50% of their board annual retainers and committee chair annual retainers in the form of either a deemed investment in Class A Common Stock under our Non-Employee Director Deferred Compensation Plan or Class A Common Stock issued under our Incentive Compensation Plan. Amounts deferred under our Non-Employee Director Deferred Compensation Plan are deferred until the director no longer serves on the Board, and our Board expects that any shares issued to outside directors under our Incentive Compensation Plan will be held by the directors while they serve on the Board.

Other Benefits

During fiscal year 2009, each of our outside directors who is not a retiree of our company was eligible to receive healthcare coverage under our Benefit Plan for Outside Directors, which provides coverage comparable to the Steelcase Inc. Employee Benefit Plan generally available to all employees of Steelcase Inc. The cost of participating in this plan is reported as taxable income for the director. The table below shows, for each outside director who participated in the plan during fiscal year 2009, the amount of taxable income relating to such participation.

Fiscal Year
2009 Taxable
Participating Directors	Income
Michael J. Jandernoa	$10,440
Robert C. Pew III	$15,519
Peter M. Wege II	$10,282
P. Craig Welch, Jr.	$10,878
Kate Pew Wolters	$5,190

Other Payments Received by Certain Directors

William P. Crawford and Robert C. Pew III currently receive or are entitled to receive payments under supplemental retirement and/or deferred compensation arrangements that were in effect when their active employment with us ended. Mr. Crawford also participates in our retiree healthcare benefit plans on the same terms as other U.S. retirees. Their rights to receive those payments and benefits are not conditioned on continued service on our Board.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables on the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has or shares with others the right to vote or dispose of those shares, or if the person has the right to acquire voting or disposition rights within 60 days (for example, by exercising options). Except as stated in the notes following the tables, each person has the sole power to vote and dispose of the shares shown in the tables as beneficially owned.

Each share of Class B Common Stock can be converted into one share of Class A Common Stock at the option of the holder. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. The number of shares of Class A Common Stock and percentages shown for Class A Common Stock in the following tables, however, do not account for this conversion right in order to avoid duplications in the number of shares and percentages that would be shown in the table.

Directors and Executive Officers

This table shows the amount of common stock beneficially owned as of April 27, 2009 by (a) each of our directors, (b) each of our executive officers named in the Summary Compensation Table, and (c) all of our directors and executive officers as a group. The address of each director and executive officer is 901 44th Street SE, Grand Rapids, MI 49508.

	Class A Common Stock (1)			Class B Common Stock
	Shares			Shares
	Beneficially	Stock	Percent	Beneficially	Percent
Name	Owned	Options (2)	of Class	Owned	of Class
Mark A. Baker (3)	56,624	118,804	*	—	—
William P. Crawford (4)	410	15,130	*	8,749,024	15.7
James P. Hackett (5)	210,215	408,099	*	81,900	*
Earl D. Holton	7,432	74,117	*	—	—
Michael J. Jandernoa	12,173	—	*	—	—
David W. Joos (6)	11,400	8,888	*	—	—
James P. Keane (7)	52,523	205,967	*	—	—
Elizabeth Valk Long (8)	1,400	15,130	*	—	—
Frank H. Merlotti, Jr. (9)	76,145	55,555	*	—	—
Robert C. Pew III (10)	129,463	28,703	*	4,503,319	8.1
Cathy D. Ross	739	—	*	—	—
David C. Sylvester (11)	23,025	27,777	*	—	—
Peter M. Wege II (12)	151,004	28,703	*	—	—
P. Craig Welch, Jr. (13)	110,260	28,703	*	4,805,763	8.6
Kate Pew Wolters (14)	16,176	8,888	*	4,891,283	8.8
Directors and executive officers as a group (22 persons) (15)	1,012,293	1,419,257	3.1	23,031,289	41.4

*	Less than 1%

(1)	If the number of shares each director or executive officer could acquire upon conversion of his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following directors and executive officers would be deemed to beneficially own the number of shares of Class A Common Stock (including stock options) and the percentage of the total shares of Class A Common Stock listed opposite their names:

	Number of	Percent of
Name	Shares	Class A
William P. Crawford	8,764,564	10.1
James P. Hackett	700,214	*
Robert C. Pew III	4,661,485	5.7
P. Craig Welch, Jr.	4,944,726	6.0
Kate Pew Wolters	4,916,347	5.9
Directors and executive officers as a group (22 persons)	25,462,839	24.9

*	Less than 1%

(2)	This column shows the number of shares of Class A Common Stock that can be acquired by exercising stock options which are currently vested or will vest within 60 days of April 27, 2009.

(3)	Includes 4,989 restricted shares of Class A Common Stock of which Mr. Baker has the power to vote but does not have the power to dispose within 60 days of April 27, 2009.

(4)	Includes (a) 266,998 shares of Class B Common Stock of which Mr. Crawford shares the power to vote and dispose and (b) 5,690,909 shares of Class B Common Stock held by CRASTECOM B Limited Partnership (see note 6 to the following table), as Mr. Crawford has the right to change the managing partner of such partnership.

(5)	Includes (a) 135,980 shares of Class A Common Stock and 81,900 shares of Class B Common Stock of which Mr. Hackett shares the power to vote and dispose and (b) 9,735 restricted shares of Class A Common Stock of which Mr. Hackett has the power to vote but does not have the power to dispose within 60 days of April 27, 2009.

(6)	Includes 11,400 shares of Class A Common Stock of which Mr. Joos shares the power to vote and dispose.

(7)	Includes 4,989 restricted shares of Class A Common Stock of which Mr. Keane has the power to vote but does not have the power to dispose within 60 days of April 27, 2009.

(8)	Includes 1,400 shares of Class A Common Stock of which Ms. Long shares the power to vote and dispose.

(9)	Includes (a) 7,120 shares of Class A Common Stock of which Mr. Merlotti, Jr. shares the power to vote and dispose and (b) 6,651 restricted shares of Class A Common Stock of which Mr. Merlotti, Jr. has the power to vote but does not have the power to dispose within 60 days of April 27, 2009.

(10)	Includes (a) 2,500 shares of Class A Common Stock and 256,933 shares of Class B Common Stock of which Mr. Pew III shares the power to vote and dispose and (b) 2,731,428 shares of Class B Common Stock of which Mr. Pew III shares the power to dispose but has the sole power to vote.

(11)	Includes 8,500 restricted shares of Class A Common Stock of which Mr. Sylvester has the power to vote but does not have the power to dispose within 60 days of April 27, 2009.

(12)	Includes 142,255 shares of Class A Common Stock of which Mr. Wege II shares the power to vote and dispose.

(13)	Includes (a) 3,637,285 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to dispose and (b) an additional 434,078 shares of Class B Common Stock of which Mr. Welch, Jr. shares the power to vote and dispose.

(14)	Includes 2,931,428 shares of Class B Common Stock of which Ms. Wolters shares the power to dispose but has the sole power to vote.

(15)	Includes all twelve of our executive officers, only five of whom are named in the table. The numbers shown include (a) the shares described in notes (3) through (14) above, (b) 39,339 shares of Class A Common Stock of which our executive officers share the power to vote and dispose and

(c) 20,704 restricted shares of Class A Common Stock of which our executive officers have the power to vote but do not have the power to dispose within 60 days of April 27, 2009.

Beneficial Owners of More than Five Percent of Our Common Stock

This table shows the amount of common stock beneficially owned by each person, other than our directors and executive officers, who is known by us to beneficially own more than 5% of our Class A Common Stock or 5% of our Class B Common Stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the SEC, except where we know of any changes in beneficial ownership holdings after the date of such filings.

The percentages listed in the Percent of Class column for Class B Common Stock add up to more than 100% because (1) as described in the notes to the table, some of the persons listed in the table share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed in the table, and (2) for many persons listed in the table, the number of Shares Beneficially Owned is based on filings by such persons with the SEC as of December 31, 2008 or earlier but the Percent of Class is calculated based on the total number of shares of Class B Common Stock outstanding on April 27, 2009.

	Class A		Class B
	Common Stock (1)		Common Stock
	Shares		Shares
	Beneficially	Percent	Beneficially	Percent
Name	Owned	of Class	Owned	of Class
Fifth Third Bancorp, Fifth Third Bank—an Ohio banking corporation and Fifth Third Bank—a Michigan banking corporation (2)	4,754,707	6.1	31,692,711	57.0
Robert C. Pew II (3)	20,258	*	9,949,389	17.9
LSV Asset Management (4)	6,709,848	8.6	—	—
Thomas Crawford, Jr. (5)	287,292	*	5,690,909	10.2
CRASTECOM B Limited Partnership (6)	—	—	5,690,909	10.2
Capital Research Global Investors (7)	5,300,000	6.8	—	—
Bonnico Limited Partnership (8)	—	—	4,857,342	8.7
Anne Hunting (9)	117,486	*	4,476,971	8.1
Renaissance Technologies LLC and James H. Simons (10)	4,520,366	5.8	—	—
ABJ Investments, Limited Partnership and Olive Shores Del, Inc. (11)	1,258,491	1.6	3,000,000	5.4
James C. Welch (12)	232,320	*	3,943,453	7.1
NFJ Investment Group LLC (13)	3,935,000	5.1	—	—

*	Less than 1%

(1)	If the number of shares each shareholder could acquire upon conversion of its, his or her Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following holders of Class B Common Stock would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

	Number of	Percent of
Name	Shares	Class A
Fifth Third Bancorp, Fifth Third Bank—an Ohio banking corporation and Fifth Third Bank—a Michigan banking corporation	36,447,418	33.3
Robert C. Pew II	9,969,647	11.4
Thomas Crawford, Jr.	5,978,201	7.2
CRASTECOM B Limited Partnership	5,690,909	6.8
Bonnico Limited Partnership	4,857,342	5.9
Anne Hunting	4,594,457	5.6
ABJ Investments, Limited Partnership and Olive Shores Del, Inc.	4,258,491	5.3
James C. Welch	4,175,773	5.1

(2)	The address of Fifth Third Bancorp and Fifth Third Bank—an Ohio banking corporation is Fifth Third Center, Cincinnati, OH 45263 and the address of Fifth Third Bank—a Michigan banking corporation is 111 Lyon Street NW, Grand Rapids, MI 49503. We refer to Fifth Third Bancorp, Fifth Third Bank—an Ohio banking corporation and Fifth Third Bank—a Michigan banking corporation collectively as “Fifth Third” in this note. Includes (a) 2,638,438 shares of Class A Common Stock and 8,733,553 shares of Class B Common Stock of which Fifth Third shares with others the power to vote and (b) 3,039,285 shares of Class A Common Stock and 19,875,790 shares of Class B Common Stock of which Fifth Third shares with others the power to dispose.

We believe there is substantial duplication between the shares which Fifth Third beneficially owns and the shares which are beneficially owned by the other persons listed in this table and the previous table, because, among other reasons, Fifth Third serves as a co-trustee of a number of trusts of which our directors and executive officers and other beneficial owners of more than 5% of our common stock serve as co-trustees.

(3)	The address of Mr. Pew II is Steelcase Inc., 901 44th Street SE, Grand Rapids, MI 49508.

(4)	The address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(5)	The address of Mr. Crawford, Jr. is c/o Jeffrey A. Ott, Warner Norcross & Judd LLP, 900 Fifth Third Center, 111 Lyon Street, NW, Grand Rapids, MI 49503. Includes (a) 287,292 shares of Class A Common Stock of which Mr. Crawford, Jr. shares the power to vote and dispose and (b) 5,690,909 shares of Class B Common Stock held by CRASTECOM B Limited Partnership (see note 6 below).

(6)	The address of CRASTECOM B Limited Partnership is 2640 Puuholo Road, 112, Koloa, Kauai, HI 95756-9623. Mr. Thomas Crawford, Jr. is the managing partner of this partnership, and the shares held by this partnership are included in his beneficial ownership in this table, as well as in the beneficial ownership of Mr. William P. Crawford, Mr. Thomas Crawford, Jr.’s brother, in the previous table.

(7)	The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(8)	The address of Bonnico Limited Partnership is c/o Fifth Third Bank, 111 Lyon Street, N.W., Grand Rapids, MI 49503.

(9)	The address of Ms. Hunting is 1421 Lake Road, Lake Forest, IL 60045. Includes 4,476,971 shares of Class B Common Stock of which Ms. Hunting shares the power to vote and dispose.

(10)	The address of Renaissance Technologies LLC (“RTC”) and Dr. Simons is 800 Third Avenue, New York, NY 10022. Includes 4,494,400 shares of Class A Common Stock of which RTC and Dr. Simons have the sole power to vote.

(11)	The address of ABJ Investments, Limited Partnership and Olive Shores Del, Inc. is P.O. Box 295, Cimarron, CO 81220. Olive Shores Del, Inc. is the sole general partner of ABJ Investments, Limited Partnership.

(12)	The address of Mr. Welch is 2740 Darby, S.E., Grand Rapids, MI 49506. Includes (a) 838,728 shares of which Mr. Welch shares the power to vote and (b) 3,220,441 shares which Mr. Welch shares the power to dispose.

(13)	The address of NFJ Investment Group LLC is 2100 Ross Avenue, Suite 700, Dallas, TX 75201. Includes 3,873,600 shares of Class A Common Stock of which NFJ has the sole power to vote.

SUPPLEMENTAL INFORMATION

Voting

Michigan law and our by-laws require a quorum for the Meeting, which means that holders of a majority of the voting power entitled to vote must be present in person or represented by proxy in order to transact business at the Meeting. Withheld votes and abstentions are counted in determining whether a quorum has been reached.

Assuming a quorum has been reached, we must determine the results of the vote on each matter submitted for shareholders’ approval. In order to be elected, the director nominees must receive a plurality of the votes cast at the Meeting for the election of directors.

Under NYSE rules, brokers who hold shares on behalf of their customers (shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on “non-routine” matters if they do not receive instructions from their customers. The election of directors is considered a “routine” matter under NYSE rules. Therefore, brokers holding shares in street name for their customers can vote as they wish on behalf of any customer who does not give his or her broker instructions on how to vote on the election of directors.

Solicitation of Proxies

We will bear the cost of soliciting proxies, which may be done by e-mail, mail, telephone or in person by our directors, officers and employees, who will not be additionally compensated for those activities. We may also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of Class A Common Stock and Class B Common Stock.

Independent Auditors

Our Audit Committee conducted a competitive process to select a firm to serve as our independent registered public accounting firm for fiscal year 2010. The Audit Committee invited a number of firms to participate in this process, including BDO Seidman, LLP, or BDO, which served as our independent registered public accounting firm for fiscal years 2008 and 2009 and many prior years.

As a result of this process and following careful deliberation, the Audit Committee approved the selection of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm. On April 28, 2009, we engaged Deloitte as our independent registered public accounting firm for fiscal year 2010 and dismissed BDO as our independent registered public accounting firm.

With respect to BDO and its service as our independent registered public accounting firm, during fiscal years 2008 and 2009, as well as the subsequent period preceding their dismissal:

•	BDO’s reports on our consolidated financial statements for fiscal years 2008 and 2009 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

•	There were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of BDO, would have caused them to make a reference to the subject matter of the disagreement(s) in connection with their reports.

•	There were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

We provided BDO with a copy of the statements made in this section. A letter from BDO, dated April 29, 2009, stating its agreement with such statements was included as an exhibit to our Form 8-K, dated April 28, 2009, filed with the SEC on April 30, 2009.

In deciding to engage Deloitte, the Audit Committee reviewed auditor independence and existing commercial relationships with Deloitte, and concluded that Deloitte has no commercial relationship with our company that would impair its independence. During fiscal year 2008 and fiscal year 2009 and the subsequent period prior to engaging Deloitte, we did not consult with Deloitte regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events described in Items 304(a)(1)(iv) and (v) of Regulation S-K.

Representatives of BDO Seidman, LLP and Deloitte & Touche LLP will attend the Meeting, have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

By Order of the Board of Directors,

Lizbeth S. O’Shaughnessy
Vice President,
Chief Legal Officer and Secretary

Grand Rapids, Michigan
May 13, 2009

901 44TH STREET SE
GH-3E-18
GRAND RAPIDS, MI 49508

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

Access the Internet voting site: www.proxyvote.com.

Call 1-800-690-6903 toll free 24 hours a day, seven days a week.

The deadline for voting by the Internet or telephone is 11:59 p.m. EDT on June 24, 2009.

Complete, sign and date the proxy below and return it in the enclosed postage-paid envelope. Proxy cards received and processed before 11:00 a.m. EDT on June 25, 2009 will be voted.

If you vote by Internet or telephone, you do not need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M 12982-P77510	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEELCASE INC.

The Steelcase Inc. Board of Directors recommends a vote FOR the following proposal.
			☐	☐	☐
If you sign and return this card with no specific voting instructions, the shares will be voted FOR all of the following nominees for Director:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line above.

1.	Election of four Directors (terms expiring in 2012)

Nominees:

01) William P. Crawford 02) Elizabeth Valk Long 03) Robert C. Pew III 04) Cathy D. Ross

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

To update your address, please check the box to the right and mark changes on the reverse where indicated or go to www.shareowneronline.com.					☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Annual Meeting of Shareholders
June 25, 2009
11:00 a.m. EDT
Steelcase Inc.
Global Headquarters
901 44th Street SE
Grand Rapids, Michigan 49508

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
DETACH HERE

Steelcase Inc.
901 44th Street SE
Grand Rapids, Michigan 49508
Proxy solicited by the Board of Directors
for the Annual Meeting of Shareholders
The undersigned appoints Robert C. Pew III and James P. Hackett, individually and with full power of substitution and resubstitution, as such shareholder’s proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on June 25, 2009 or any adjournment thereof (the “Annual Meeting”).
This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposal identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR election of all nominees for Director named on this proxy.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)